Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

§
In re	§	Chapter 11
§
AUTOSEIS, INC., et al.,1	§	Case No. 14-20130
§
Debtors.	§	Jointly Administered
§

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
GLOBAL GEOPHYSICAL SERVICES, INC. AND ITS DEBTOR AFFILIATES, AS REFORMED

Co-Counsel to the Debtors:

BAKER BOTTS L.L.P. James R. Prince C. Luckey McDowell Omar Alaniz Meggie Gilstrap 2001 Ross Avenue Dallas, Texas 75201-2980 Telephone: 214.953.6500 Facsimile: 214.953.6503
JORDAN, HYDEN, WOMBLE, CULBRETH & HOLZER, P.C.
Shelby A. Jordan
Nathaniel Peter Holzer
Suite 900, Bank of America
500 North Shoreline
Corpus Christi, Texas 78471
Telephone: 361.884.5678
Facsimile: 361.888.5555

Dated: October 31, 2014

_____________________
1 The Debtors in these chapter 11 cases are:  Autoseis, Inc. (5224); Global Geophysical Services, Inc. (4281); Global Geophysical EAME, Inc. (2130); GGS International Holdings, Inc. (2420); Accrete Monitoring, Inc. (2256); and Autoseis Development Company (9066).

TABLE OF CONTENTS

Page

1.	INTRODUCTION	5

2.	DEFINITIONS AND RULES OF INTERPRETATION	5
2.1	Scope of Defined Terms	5
2.2	Defined Terms	5
2.3	Rules of Interpretation	34
2.4	Governing Law	34
2.5	Computation of Time	35

3.	GENERAL ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, DIP LOAN CLAIMS, PROFESSIONAL CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEES	35
3.1	Administrative Claim Bar Date	35
3.2	General Administrative Claims	36
3.3	DIP Loan Claims	36
3.4	Professional Claims	37
3.5	Priority Tax Claims	38
3.6	Statutory Fees Payable Pursuant to 28 U.S.C. § 1930	38
3.7	Commitment Premium and Expense Reimbursement	38
3.8	Termination Payment	39

4.	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND EQUITY INTERESTS	39
4.1	Classification of Claims and Equity Interests	39
4.2	Deemed Substantive Consolidation and Use of Sub-classification	39
4.3	Summary of Classification and Treatment.	40
4.4	Treatment of Claims and Equity Interests	41
4.5	Intercompany Claims and Equity Interests	52
4.6	Special Provision Governing Unimpaired Claims	52
4.7	Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code	52
4.8	Subordinated Claims	52

5.	IMPLEMENTATION OF THE PLAN	53
5.1	Operations Between the Confirmation Date and Effective Date	53
5.2	Other Restructuring Transactions	53
5.3	Vesting of Assets in the Reorganized Debtors	53
5.4	Appointment of Creditor Representative	54
5.5	Formation of Global Geophysical Services, LLC	55
5.6	Cancellation of Existing Agreements, Notes and Equity Interests	56
5.7	New Common Units	56
5.8	Rights Offering	58
5.9	The Warrants	65

i

5.10	Exemption from Registration	66
5.11	Exit Financing	67
5.12	Deregistration	68
5.13	Section 1146 Exemption from Certain Transfer Taxes and Recording Fees	68
5.14	Preservation of Causes of Action	69
5.15	Effectuating Documents and Further Transactions	70
5.16	Reinstatement of Interests in Debtor Subsidiaries	70
5.17	Intercompany Account Settlement	71
5.18	Fees and Expenses of the Indenture Trustee	71

6.	CORPORATE GOVERNANCE AND MANAGEMENT	71
6.1	Organizational Documents	71
6.2	Amended and Restated Limited Liability Company Agreement	71
6.3	Indemnification Provisions in Organizational Documents	72
6.4	Directors and Officers of the Reorganized Debtors	73
6.5	Powers of Officers	73

7.	COMPENSATION AND BENEFITS PROGRAMS	73
7.1	New Compensation and Benefits Programs	73
7.2	Compensation and Benefits Programs	75
7.3	Workers’ Compensation Program	75

8.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	76
8.1	Rejection of Executory Contracts and Unexpired Leases	76
8.2	Claims Against the Debtors Upon Rejection	76
8.3	Cure and Assumption of Specified Contracts	77
8.4	Effect of Assumption	77
8.5	Assumption or Rejection of Disputed Contracts	78
8.6	Modification, Amendments, Supplements, Restatements or Other Agreements	78
8.7	Reservation of Rights	78
8.8	Contracts and Leases Entered Into After the Petition Date	78
8.9	Directors and Officers Insurance Policies and Agreements	79
8.10	Indemnification and Reimbursement Obligations	79

9.	PROVISIONS GOVERNING DISTRIBUTIONS	79
9.1	Initial Distributions	79
9.2	Subsequent Distributions	79
9.3	Record Date and Delivery of Distributions	80
9.4	Distribution Agents	81
9.5	Delivery of Distributions to DIP Loan Claims	81
9.6	Fractional and De Minimis Distributions	82
9.7	Undeliverable Distributions	82
9.8	Reversion	82
9.9	Surrender of Cancelled Instruments or Securities	83
9.10	Compliance with Tax Requirements and Allocations to Principal and Interest	83
9.11	Setoffs	84
9.12	No Postpetition Interest on Claims	84

9.13	No Payment Over the Full Amount	84
9.14	Claims Paid or Payable by Third Parties	85

10.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	85
10.1	Objections to Claims	85
10.2	Estimation of Claims	86
10.3	Expungement and Disallowance of Claims	86
10.4	Amendments to Proofs of Claim	87
10.5	No Distributions Pending Allowance	87
10.6	Distributions After Allowance	87
10.7	Administration Responsibilities	87
10.8	Claims Reserve	88

11.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN	88
11.1	Conditions Precedent to the Effective Date	88
11.2	Waiver of Conditions	94
11.3	Simultaneous Transactions	94
11.4	Effect of Non-Occurrence of the Effective Date	94

12.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	94
12.1	Compromise and Settlement	94
12.2	Subordinated Claims	95
12.3	Discharge of the Debtors	95
12.4	Release of Liens	96
12.5	Release by the Debtors	96
12.6	Voluntary Release by Holders of Claims	97
12.7	Exculpation	98
12.8	Injunction	99
12.9	Limitations on Exculpations and Releases	99
12.10	Preservation of Insurance	99

13.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN	100
13.1	Modification of Plan	100
13.2	Effect of Confirmation on Modification	100
13.3	Revocation of Plan	100

14.	RETENTION OF JURISDICTION	100
14.1	Retention of Jurisdiction	100

15.	MISCELLANEOUS PROVISIONS	103
15.1	Immediate Binding Effect	103
15.2	Additional Documents	103
15.3	Reservation of Rights	104
15.4	Successors and Assigns	104
15.5	Term of Injunction or Stays	104
15.6	Entire Agreement	104

15.7	Exhibits	104
15.8	Severability	104
15.9	Dissolution of Committees	105
15.10	Closing of Chapter 11 Cases	105
15.11	Conflicts	105
15.12	Further Assurances	106
15.13	No Stay of Confirmation Order	106
15.14	Waiver or Estoppel	106
15.15	Post-Effective Date Service	106
15.16	Notices	106

1.	INTRODUCTION

Global Geophysical Services, Inc. (“GGS” or the “Company”) and its debtor affiliates, as debtors-in- possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), propose the following second amended joint plan of reorganization (including the Plan Supplement and all other exhibits and schedules thereto, as amended or modified from time to time in accordance with its terms, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code.  The Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court.  Each Debtor is a proponent of the Plan for purposes of section 1129 of the Bankruptcy Code.  The Committee, pursuant to the terms set forth in the Committee Support Letter, and the Ad Hoc Group support confirmation of the Plan.

2.	DEFINITIONS AND RULES OF INTERPRETATION

2.1	Scope of Defined Terms

Except as expressly provided herein or unless the context otherwise requires, each capitalized term used in this Plan shall either have (a) the meaning set forth in Article 2.2 or (b) if such term is not defined in Article 2.2, but such term is defined in the Bankruptcy Code, the meaning ascribed to such term in the Bankruptcy Code.

2.2	Defined Terms

2.2.1  “200MM Senior Notes” means the 10.5% senior unsecured notes due May 1, 2017 issued by the Company under that certain Indenture dated as of April 27, 2010, by and among the Company, the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee, in the original amount of two hundred million dollars ($200,000,000), as supplemented by the First Supplemental Indenture, dated as of September 10, 2010, among Global Microseismic, Inc. (n/k/a Accrete Monitoring, Inc.), Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; the Second Supplemental Indenture, dated as of November 10, 2010, among Paisano Lease Co., Inc. and Global Eurasia, LLC, Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; the Third Supplemental Indenture, dated as of December 9, 2010, among AutoSeis Development Company, Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; and the Fourth Supplemental Indenture, dated as of March 16, 2012, among STRM, LLC, an indirect subsidiary of Global Geophysical Services, Inc., Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

2.2.2  “50MM Senior Notes” means the 10.5% senior unsecured notes due May 1, 2017 issued by the Company under that certain Indenture dated as of March 28, 2012, by and among the Company, the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee, in the original amount of fifty million dollars ($50,000,000).

2.2.3  “503(b)(9) Claim” means a Claim asserted pursuant to section 503(b)(9) of the Bankruptcy Code.

2.2.4      “Accredited Investor” means an investor that is an “accredited investor” as defined in 17 C.F.R. § 230.501(a).

2.2.5  “Active Employee” means any active employee of the Reorganized Debtors immediately following the Effective Date.

2.2.6  “Ad Hoc Group” means the informal committee of Holders of Senior Notes of the Company comprised of those DIP Lenders party to the Backstop Conversion Commitment Agreement, as Investors.

2.2.7  “Ad Hoc Counsel” means Akin Gump Strauss Hauer & Feld LLP, acting in its capacity as counsel to the Ad Hoc Group.

2.2.8   “Administrative Claim” means a Claim arising under sections 503(b), 507(b) or, to the extent applicable, 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code and 28 U.S.C. § 1911 and § 1930.

2.2.9  “Administrative Claim Bar Date” means the date that is the 60th day after the Effective Date or such other date as may be fixed by an order of the Bankruptcy Court.

2.2.10   “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

2.2.11  “Aggregate Rights Offering Subscription Price” has the meaning given in the Rights Offering Procedures.

2.2.12  “Allowed” means, with respect to any Claim, that (a) such Claim has been allowed by the Plan or an order of the Bankruptcy Court, (b) such Claim has been allowed, compromised or settled in writing (i) prior to the Effective Date, by the Debtors in accordance with authority granted by an order of the Bankruptcy Court; provided, that after delivery of the Committee Support Letter the allowance, compromise or settlement of Trade Claims shall require the consent of the Committee, or (ii) on or after the Effective Date, by the Reorganized Debtors or the Creditor Representative, as applicable, (c) such Claim is listed in the Schedules as not disputed, not contingent and not unliquidated and (i) no Proof of Claim has been filed, (ii) no objection to allowance, request for estimation, motion to deem the Schedules amended or other challenge has been filed prior to the Claims Objection Bar Date and (iii) such Claim is not otherwise subject to disallowance under section 502(d) of the Bankruptcy Code, or (d) such Claim is evidenced by a valid and timely filed Proof of Claim or request for payment of an Administrative Claim, as applicable, and (i) as to which no objection to allowance, request for estimation, or other challenge has been filed prior to the Claims Objection Bar Date and (ii) that is not otherwise subject to disallowance under section 502(d) of the Bankruptcy Code.   For the avoidance of doubt, any Claim that was required to be filed by the Claims Bar Date, but was not timely filed, shall not be Allowed, shall be deemed disallowed, and the party asserting such Claim shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, the Reorganized Debtors, the Creditor Representative or their respective property, and such Claim shall be deemed discharged as of the Effective Date, unless otherwise ordered by a Final Order of the Bankruptcy Court.

2.2.13  “Alternate Transaction” has the meaning given in the Backstop Conversion Commitment Agreement; provided that any amendments or modifications to such definition that both (a) are inconsistent with the terms of the Backstop Conversion Commitment Agreement as approved in the BCA Approval Order and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims, shall be acceptable to the Committee.

2.2.14  “Amegy LC Facility” means that certain Letter of Credit Agreement, dated as of February 5, 2007, by and between GGS and Amegy Bank, N.A. for revolving commitments in an aggregate principal amount of up to $10 million, as amended or supplemented from time to time.

2.2.15  “Amegy LC Facility Debt” means outstanding indebtedness under the Amegy LC Facility, representing contingent reimbursement obligations owing to Amegy Bank, N.A. on account of issued and outstanding letters of credit in the approximate principal amount of $424,756 as of June 15, 2014, which amounts are fully cash collateralized by Cash in accounts maintained with Amegy Bank, N.A.

2.2.16  “Amended and Restated Certificate of Formation” means the certificate of formation of GGS Holdings as in effect on the Effective Date, including any amended and restated certification of formation of GGS Holdings filed with the Delaware Secretary of State prior to the Effective Date and as in effect as of the Effective Date, which certificate of formation, whether or not amended or restated, shall be in form and substance satisfactory to the Company, the Committee and the Requisite Investors.

2.2.17  “Amended and Restated Limited Liability Company Agreement” means the amended and restated limited liability company agreement of GGS Holdings amending and restating the Initial Limited Liability Company Agreement, effective as of the Effective Date to be entered into (x) by the Company and the Investors as of the Effective Date, (y) certain other holders of New Common Units (as determined in accordance with the Backstop Conversion Commitment Agreement and this Plan) upon issuance of New Common Units to such holders on or following the Effective Date in accordance with the Plan and the Rights Offering Procedures and (z) to the extent provided in the Warrant Agreement or the Amended and Restated Limited Liability Company Agreement, the holders of the New Warrants upon exercise of such New Warrants, which amended and restated limited liability company agreement shall be in form and substance satisfactory to the Company, the Committee and the Requisite Investors, with only such amendments, supplements, changes and modifications prior to the Effective Date that are satisfactory to the Company, the Committee and the Requisite Investors.

2.2.18  “Amended SEI-GPI Agreement” means the SEI-GPI Agreement as may be modified, restated or amended after the date hereof; provided that the consent of the Requisite Investors and the Committee shall be required for any such modification, restatement or amendment that occurs on or before the Effective Date.

2.2.19  “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.  For the avoidance of doubt, and without limiting the foregoing definition, Avoidance Actions include but are not limited to actual or potential claims and causes of action to avoid or claw-back a payment or a transfer of property, a setoff, or an obligation incurred by any of the Debtors, as reflected in the Schedules and/or the Disclosure Statement.  Notwithstanding anything to the contrary, “Avoidance Actions” shall not include any SEI-GPI Cause of Action.

2.2.20  “Backstop Approval Order” or “BCA Approval Order” means the Order of the Bankruptcy Court entered on October 15, 2014 approving and authorizing the Debtors to enter into the Backstop Conversion Commitment Agreement, approving the bidding procedures and authorizing the Debtors’ performance of obligations under the Backstop Conversion Commitment Agreement and related transactions, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee.

2.2.21  “Backstop Conversion Commitment Agreement” or “Backstop Agreement” means the Backstop Conversion Commitment Agreement by and among GGS, GGS Holdings, the other Debtors, and the Investors party thereto (and their permitted successors and assignees), which Backstop Conversion Commitment Agreement shall be in form and substance as approved in the BCA Approval Order or as amended or modified since the date thereof; provided that any amendments or modifications to such agreement that both (a) are inconsistent with the terms of the Backstop Conversion Commitment Agreement as approved in the BCA Approval Order and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims, shall be acceptable to the Committee.

2.2.22  “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

2.2.23     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532.

2.2.24  “Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

2.2.25  “Bankruptcy-Related Action” means any act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including but not limited to, (a) the management and operation of the Debtors’ businesses and the discharge of their duties under the Bankruptcy Code during the pendency of these Chapter 11 Cases; (b) implementation of any of the transactions provided for, or contemplated in, this Plan or the Plan Supplement; (c) any action taken in the negotiation, formulation, development, proposal, solicitation, disclosure, Confirmation, or implementation of the Plan or Plan Supplement; (d) formulating, negotiating,  preparing, disseminating, implementing, administering, confirming and/or effecting the DIP Loan and Exit Credit Facility Documents, the Disclosure Statement and the Plan, the Plan Supplement, the New MIPs, the Rights Offerings and the issuance of Rights Offerings Shares, the Rights Offerings Procedures, the DIP Conversion, the Commitment Premium, the Termination Payments, the issuance of  Warrants and New Common Units in connection with the Plan, and any related contract, instrument, release or other agreement or document  created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of Confirmation and Consummation of the Plan); (e) the offer and issuance of any securities under or in connection with the Plan, including pursuant to the Rights Offerings and the Backstop Conversion Commitment Agreement; (f) the administration of this Plan or the assets and property to be distributed pursuant to this Plan; (g) any other Prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the bankruptcy restructuring of the Debtors; and (h) the preparation and filing of the Chapter 11 Cases.

2.2.26  “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

2.2.27  “Base Projected Cash Balance” means negative $6 million.

2.2.28      “Black-Scholes Value” means an aggregate value, as of the Effective Date, of the Warrants of approximately $1.54 million, using the Black-Scholes model, pre-dilution for the New MIP Common Units.   Black-Scholes inputs include (a) a warrant term of 4 years; (b) volatility of 35%; (c) current enterprise value of $190 million; (d) a strike price reflecting a total implied enterprise value of $235 million; and (e) the three-year Daily Treasury Yield Curve Rate as of the Effective Date published by the U.S. Department of Treasury.

2.2.29  “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (within the meaning of Bankruptcy Rule 9006(a)).

2.2.30  “Bylaws” means the amended and restated bylaws of Reorganized GGS as of the Effective Date, which shall be in form and substance satisfactory to the Company and the Requisite Investors and the Committee.

2.2.31  “Cal First Capital Lease Debt” means outstanding indebtedness under the Lease Agreement dated September 20, 2011 by and among California First National Bank and the Company and their successors in interest.

2.2.32  “Cash” means the legal tender of the United States of America or the equivalent thereof.

2.2.33  “Capital Leases” means capital leases entered into by the Debtors from time to time prior to the Petition Date to acquire seismic equipment, computers, and vehicles, as more fully described in the Disclosure Statement.

2.2.34  “Capital Leases Debt” means all outstanding indebtedness under the Capital Leases.   The aggregate balance outstanding under the Capital Leases as of the Petition Date was approximately $4.4 million, but such amount has been reduced since the Petition Date by payments in the ordinary course, as described in the Disclosure Statement.

2.2.35  “Capital Lease Documents” means the leases, agreements and other documents underlying and providing for the Capital Leases.

2.2.36  “Cause of Action” means any action, claim, right, litigation, proceeding, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, recoupment, counterclaim, cross-claim, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, whether scheduled in the Schedules or not scheduled in the Schedules, whether arising under the Bankruptcy Code or other applicable law, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Causes of Action also include:  (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any Avoidance Action; (e) any SEI-GPI Cause of Action; (f) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (g) any claim based on non-bankruptcy law, including but not limited to, any state law fraudulent transfer  or creditors’ rights claim.

2.2.37  “Certificate” means any instrument evidencing a Claim or an Equity Interest.

2.2.38  “Certificate of Incorporation” means the amended and restated certificate of incorporation of Reorganized GGS as of the Effective Date, which shall be in form and substance satisfactory to the Company, the Requisite Investors and the Committee.

2.2.39  “Certification Deadline” has the meaning given in the Rights Offering Procedures.

2.2.40  “Certification Form” means the certification form to be executed by a holder of Financial Claims to determine if such holder is an Eligible Participant, in the form attached as an exhibit to the Rights Offering Procedures.

2.2.41  “Change of Control” has the meaning given in the Warrant Agreement.

2.2.42  “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

2.2.43  “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

2.2.44  “Claims Bar Date” means (a) 5:00 p.m. (Central Time) on June 30, 2014, (b) with respect to claims filed by Governmental Units, 5:00 p.m. (Central Time) on September 22, 2014, or (c) such other date established by order of the Bankruptcy Court by which Proofs of Claim must have been filed, including the Administrative Claim Bar Date.

2.2.45  “Claims Objection Bar Date” means (a) the date that is the later of (i) 180 days after the Effective Date, or (ii) as to Proofs of Claim filed after the applicable Claims Bar Date, the 60th day after a Final Order is entered by the Bankruptcy Court deeming the late-filed Proof of Claim to be treated as timely filed; or (b) such later date as may be established by order of the Bankruptcy Court upon a motion by the Reorganized Debtors or the Creditor Representative, as applicable, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

2.2.46  “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

2.2.47  “Class” means a class of Claims or Equity Interests as set forth in Article 4 pursuant to section 1122(a) of the Bankruptcy Code.

2.2.48  “Class 4 New Common Units” means a pool of New Common Units with an amount of units equal to the (a) amount of the Pre-MIP Share Amount less (b) the sum of the amount of the (i) Term B Loans Conversion Shares, (ii) the Commitment Premium Shares and (iii) Rights Offering Subscribed Shares, in each case as determined in accordance with the Backstop Conversion Commitment Agreement, representing between approximately 11.95% and approximately 32.71% of the New Common Units, subject to dilution by the Warrants and the New MIP Common Units, to be distributed,  Pro Rata, to Holders of Allowed Financial Claims in Class 4A and Holders of Allowed Financial Claims in Class 4B in accordance with the terms of this Plan.

2.2.49  “Commitment Premium” has the meaning given in the Backstop Conversion Commitment Agreement, representing a fully earned, nonrefundable and non-avoidable aggregate premium, approved by the Bankruptcy Court under the Backstop Approval Order, and payable in New Common Units, subject to dilution by the Warrants and the New MIP Common Units, in accordance with the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such provisions in the Backstop Conversion Commitment Agreement that have not been agreed to by the Committee.

2.2.50  “Commitment Premium Shares” has the meaning given in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.

2.2.51  “Committee” means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102 of the Bankruptcy Code, as may be reconstituted from time to time.

2.2.52  “Committee Support Letter” means a letter, in form and substance satisfactory to the Debtors and the Investors, from the Committee supporting the Plan, which letter is provided by the Committee for inclusion in the Solicitation Materials, and which was provided to the Debtors (with a copy to the Investors) at least five (5) calendar days prior to the hearing approving the Backstop Conversion Commitment Agreement.

2.2.53   “Compensation and Benefits Programs” means all contracts, plans, policies, agreements, programs and other arrangements (and all amendments and modifications thereto) for compensation or benefits, in each case in place as of the Effective Date, applicable to the Debtors’ directors, officers or employees who served in such capacity at any time, including all savings plans, retirement plans, health care plans, travel benefits, vacation benefits, welfare benefits, disability plans, severance benefit plans, incentive or retention plans and life, accidental death and dismemberment insurance plans, that are not (a) rejected or terminated prior to the Effective Date; (b) listed in the Plan Supplement to be rejected or terminated as of the Effective Date; or  (c) as of the Effective Date, the subject of a pending motion to reject or terminate; provided, however, that this definition shall not include the Global Geophysical Amended and Restated 2006 Incentive Compensation Plan.

2.2.54  “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

2.2.55  “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

2.2.56  “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

2.2.57  “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Company, the Requisite Investors and the Committee.

2.2.58  “Consummation” means the occurrence of the Effective Date.

2.2.59  “Creditor Representative” has the meaning set forth in Section 5.4 hereof.

2.2.60  “Creditor Representative Agreement” means the agreement between the Debtors or Reorganized Debtors (or GGS Holdings) and the Creditor Representative pursuant to which the Creditor Representative shall operate, which agreement shall be acceptable in form and substance to the Requisite Investors and the Committee.

2.2.61  “Creditor Representative Budget” means the budget agreed to by the Committee and the Requisite Investors which shall fund the activities of the Creditor Representative and its counsel and advisors as set forth herein and in the Creditor Representative Agreement, which may be amended or modified after the Effective Date by agreement of the Board of GGS Holdings and the Creditor Representative.

2.2.62  “D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors issued prior to the Effective Date entered into in the ordinary course of business, including any such “tail” policies, in each case with any amendments, supplements or modifications after September 23, 2014 satisfactory to the Requisite Investors.

2.2.63  “Debtors” has the meaning set forth in the Introduction hereto.

2.2.64  “DIP Conversion” has the meaning ascribed to such term in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.   The allocation of the DIP Conversion among the Investors shall be based upon the respective allocations of the principal amount of Term B Loans held by each Investor on the Effective Date as further set forth in the Backstop Conversion Commitment Agreement.

2.2.65  “DIP Credit Agreement” means the Financing Agreement, dated as of April 14, 2014, entered into by and among GGS, as a debtor and debtor-in-possession, as borrower, and certain subsidiaries of GGS, each as a debtor and debtor-in-possession, as guarantors, the DIP Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent and as collateral agent for the DIP Lenders, as amended on August 15, 2014, and as such agreement may be further amended, modified, supplement or replaced from time to time.

2.2.66      “DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

2.2.67   “DIP Loan Agent” means Wilmington Trust National Association, as administrative agent and collateral agent for the DIP Lenders pursuant to the DIP Credit Agreement.

2.2.68  “DIP Loan Claim” means all Claims on account of or relating to Obligations (as defined in the DIP Credit Agreement), including the payment of the advisors to the DIP Lenders, as included therein.

2.2.69  “DIP Loan Documents” means the DIP Credit Agreement, the DIP Order, and all other loan and security documents relating to the DIP Credit Agreement, in each case, as the same may be modified, supplemented or replaced from time to time.

2.2.70   “DIP Order” means that certain Final Order (I) Authorizing Debtors to (A) Obtain Superpriority Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), and 364(e) and Grant Adequate Protection Pursuant to 11 U.S.C. §§ 361, 362, and 364 and (B) Use Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Authorizing Debtors to Enter Into a Settlement Under Bankruptcy Rule 9019 and Use Estate Assets in Connection Therewith with Proceeds of Postpetition Financing Under § 363, entered by the Bankruptcy Court on April 25, 2014 [Docket No. 234], as corrected by the order correcting the DIP Order, entered by the Bankruptcy Court on July 1, 2014 [Docket No. 459] and as corrected, amended, modified or supplemented by the Bankruptcy Court from time to time.

2.2.71  “Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Plan of Reorganization, as approved by the Bankruptcy Court pursuant to the Solicitation Procedures Order, including all exhibits and schedules thereto and references therein that relate to the Plan, in each case in form and substance satisfactory to the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee; provided that the consent of the Committee shall only be required for any amendments, supplements, changes or modifications to the form of Disclosure Statement filed on October 9, 2014 if such amendments, supplements, changes or modifications both (a) are inconsistent with the terms of the Plan agreed to as of the date of the Committee Support Letter and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims.

2.2.72  “Disputed Claim” means any Claim that has not been Allowed.

2.2.73  “Distribution” means a distribution of property pursuant to the Plan, to take place as provided for herein.

2.2.74  “Distribution Agent” means (a) as to all Claims other than the Trade Claims, the Reorganized Debtors or any Entity or Entities chosen by the Reorganized Debtors, and may include the Notice and Claims Agent, or the Transfer Agent and (b) as to the Trade Claims, the Creditor Representative or any Entity or Entities chosen by the Reorganized Debtors, and may include the Notice and Claims Agent, the Transfer Agent or the Creditor Representative.

2.2.75  “Distribution Date” means the Initial Distribution Date and each Subsequent Distribution Date.

2.2.76  “Distributions Record Date” means, for the purpose of making Distributions hereunder, the Confirmation Date.

2.2.77  “Effective Date” means, following the Confirmation Date, 12:01 a.m. prevailing Central Time on a Business Day agreed to by the Debtors and the Requisite Investors, on which all conditions to the occurrence of the Effective Date set forth in Article 11.1 hereof are satisfied or waived.

2.2.78  “Eligible Participants” means any Holder of a Financial Claim as of the Rights Offering Record Date that is an Accredited Investor and that duly completes, executes and timely delivers a Certification Form to the Rights Offering Subscription Agent reasonably satisfactory to the Company and the Requisite Investors certifying to that effect in accordance with the Rights Offering Procedures; provided that the term Eligible Participant expressly excludes the Investors and any of their Permitted Claim Transferees with respect to Excluded Financial Claims; provided, further, that the Investors shall be considered Eligible Participants with respect to Financial Claims that the Investors acquire after September 23, 2014 and any Permitted Claim Transferees shall be considered Eligible Participants with respect to Financial Claims other than Excluded Financial Claims.

2.2.79  “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

2.2.80   “Equity Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including any issued or unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date and any phantom stock or similar stock unit provided pursuant to the Debtors’ Prepetition employee compensation program.  For the avoidance of doubt, the term Equity Interest includes that certain 11.5% Series A Cumulative Preferred Stock and interests in 347,827 depository shares of the same.

2.2.81  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.2.82  “Escrow Account” has the meaning set forth in Article 4.4.14(c) herein.

2.2.83  “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

2.2.84  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.2.85  “Excluded Financial Claims” means Financial Claims held by the Investors on September 23, 2014; provided that Financial Claims that the Investors acquire after September 23, 2014 are not Excluded Financial Claims and the determination of whether a Financial Claim that is Transferred (as defined in the Backstop Conversion Commitment Agreement) by an Investor in accordance with Section 7.13(d) of the Backstop Conversion Commitment Agreement is an Excluded Financial Claim will be definitively determined by the designation included in the applicable Plan Support Joinder Agreement (as defined in the Backstop Conversion Commitment Agreement).

2.2.86   “Exculpated Parties” means each of the following in its capacity as such:  (a) the Debtors and the Reorganized Debtors, (b) the Committee and its current and former members (other than its current or former ex officio members) and (c) the Professionals of the Committee.

2.2.87  “Executory Contract” means a contract that a Debtor may assume or reject under section 365 or 1123 of the Bankruptcy Code.

2.2.88   “Exit Credit Facilities” means the Exit Term Credit Agreement, the Exit Revolver Credit Agreement, and any alternative exit financing, the material terms of which are set forth in the Plan Supplement. in amounts and on terms (including all documentation) acceptable to the Debtors and the Requisite Investors in consultation with the Committee.

2.2.89  “Exit Credit Facility Documents” means all loan and security documents, and other documents and filings related to the facility, in each case related to the Exit Credit Facilities and as the same may be modified, supplemented or replaced from time to time and in form and substance reasonably satisfactory to the Debtors, the Requisite Investors, the administrative and collateral agents under such Exit Credit Facilities and the lenders thereunder.

2.2.90  “Exit Credit Facility Parties” means the banks, financial institutions and other lenders party to the Exit Credit Facilities from time to time, including the administrative agents, arrangers and bookrunners under the Exit Credit Facility Documents and the lenders thereunder.

2.2.91  “Exit Revolver Credit Agreement” means a revolving credit facility the material terms of which are set forth in the Plan Supplement, in form and substance reasonably acceptable to the Requisite Investors in consultation with the Committee, the proceeds of which will be used to fund operating expenses and for general corporate purposes on and after the Effective Date.

2.2.92  “Exit Term Credit Agreement” means a term loan credit facility the material terms of which are set forth in the Plan Supplement, in form and substance reasonably acceptable to the Requisite Investors in consultation with the Committee, the proceeds of which will be used, among other things, to pay a portion of the DIP Loan Claims.

2.2.93  “Expense Reimbursement” has the meaning given in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.

2.2.94  “Federal Judgment Rate” means the interest rate set forth in 28 U.S.C. § 1961 that was in effect on the Petition Date.

2.2.95  “Fee Capped Months” means the months of October, November, and December 2014.

2.2.96       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, seek certiorari or move for a new trial, re-argument or rehearing has expired and no appeal, petition for certiorari or motion for a new trial, re-argument or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, review, re-argument, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed relating to such order shall not cause such order to not be a Final Order; provided, further, that the Requisite Investors may waive any appeal period.

2.2.97  “Final Wages Order” means the Final Order Authorizing, but not Directing, the Debtors to (I) Pay Prepetition Wages, Salaries and Other Compensation, (II) Pay Prepetition Payroll Taxes and Benefits and Continue Benefit Programs in the Ordinary Course, and (III) Direct Banks to Honor Checks for Payment of Prepetition Employee Payment and Program Obligations, dated April 25, 2014 [Docket No. 244] and as may be amended, modified or supplemented by the Bankruptcy Court from time to time.

2.2.98  “Financial Claim” means an Unsecured Claim that is a Senior Note Claim or a Promissory Note Claim.

2.2.99  “First National-2 Capital Lease Debt” means outstanding indebtedness under the Master Lease Agreement dated April 29, 2011 by and among First National Capital Corporation and the Company, and their successors in interest, including General Electric Capital Corporation, Inc.

2.2.100  “First National-3 Capital Lease Debt” means outstanding indebtedness under the Master Equipment Lease Agreement dated May 2, 2013 by and among First National Capital, LLC and the Company, and their successors in interest.

2.2.101  “General Administrative Claim” means an Administrative Claim other than a DIP Loan Claim or a Professional Claim.

2.2.102  “GGS Holdings” means Global Geophysical Services, LLC, a Delaware limited liability company.

2.2.103       “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

2.2.104       “Holder” means an Entity holding a Claim against or an Equity Interest in any of the Debtors.

2.2.105  “HP Capital Lease Debt” means outstanding indebtedness under the Global Master Lease and Financing Agreement Schedule dated July 31, 2012 by and among Hewlett-Packard Financial Services Company and the Company, and their successors in interest.

2.2.106  “HP-5 Capital Lease Debt” means outstanding indebtedness under the Schedule dated August 1, 2013 to the Master Computer Equipment Lease Agreement by and among Hewlett-Packard Financial Services Company and the Company, and their successors in interest.

2.2.107  “HP-6 Capital Lease Debt” means outstanding indebtedness under the Schedule dated July 19, 2013 to the Master Computer Equipment Lease Agreement by and among Hewlett-Packard Financial Services Company and the Company, and their successors in interest

2.2.108  “Impaired” means, with respect to any Claim or Equity Interest, a Claim or Equity Interest that is in a Class that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

2.2.109  “Indemnified Parties” means any current and former directors, officers, managers, employees, attorneys, restructuring advisors, other professionals, representatives and agents of the Debtors in such capacity on or after the Petition Date.

2.2.110  “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A.

2.2.111  “Initial Certificate of Formation” means the certification of formation of GGS Holdings to be filed with the Delaware Secretary of State on or prior to November 4, 2014 and which shall be in form and substance satisfactory to the Company, the Committee and the Requisite Investors.

2.2.112  “Initial Distribution Date” means the Business Day that is as soon as practicable after the Effective Date when Distributions under the Plan shall commence.

2.2.113  “Initial Limited Liability Company Agreement” means the limited liability company agreement of GGS Holdings that will be in effect upon filing of the Initial Certificate of Formation with the Delaware Secretary of State, and which shall be in form and substance satisfactory to the Company, the Committee and the Requisite Investors.

2.2.114  “Insurance Financing Claims” means all indebtedness, if any, arising under: (i) a Premium Finance Agreement with Talbot Premium Financing, LLC, dated May 20, 2013; (ii) a Commercial Insurance Premium Finance and Security Agreement, dated as of April 8, 2013, with BankDirect Capital Finance, a division of Texas Capital Bank, N.A; and (iii) the Premium Finance Agreement with AFCO Premium Credit LLC, dated as of April 27, 2014.

2.2.115  “Intercompany Claim” means any Claim held by a Debtor against another Debtor or a subsidiary of a Debtor or any Claim held by a subsidiary of a Debtor against a Debtor.

2.2.116  “Intercompany Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including any issued or unissued share of common stock, preferred stock, or other instrument, evidencing an ownership interest in a Debtor (other than GGS) or a subsidiary held by another Debtor, other than GGS’s interest in GGS Holdings.

2.2.117  “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the U.S. Department of Treasury regulations promulgated thereunder.

2.2.118  “Investors” has the meaning given in the Backstop Conversion Commitment Agreement.

2.2.119  “Investor Shares” means the Term B Loans Conversion Shares and the Commitment Premium Shares.

2.2.120  “KEIP” means the Key Employee Incentive Plan established by the Debtors pursuant to the KEIP Approval Order, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee; provided that the consent of the Committee shall only be required if the KEIP, as amended, supplemented, changed, or modified, is inconsistent with the incentive plan approved by the Bankruptcy Court pursuant to the KEIP Approval Order.

2.2.121  “KEIP Approval Order” means the Order Authorizing and Approving Key Employee Incentive Plan [Docket No. 661] entered by the Bankruptcy Court on October 15, 2014.

2.2.122  “KERP” means the Key Employee Retention Plan, in the form approved by the Bankruptcy Court on June 5, 2014, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee.

2.2.123  “Kubota Capital Lease Debt” means the outstanding indebtedness under the Retail Installment Agreement dated June 4, 2012 by and among Lansdowne-Moody Company and the Company and their successors in interest, including Kubota Credit Corporation, U.S.A.

2.2.124  “Library Improvement” means, in the event there is an Amended SEI-GPI Agreement, the lesser of (I) $250,000 and (II) ten percent of an amount equal to (x) the aggregate dollar amount of receipts actually received by the Debtors between January 1, 2015 and January 31, 2016 that are received pursuant to the Amended SEI-GPI Agreement less (y) the aggregate dollar amount of receipts that would have been actually received by the Debtors between January 1, 2015 and January 31, 2016 pursuant to the terms of the SEI-GPI Agreement as that agreement existed as of the Petition Date.  For the avoidance of doubt, the Library Improvement payment, if any, will be made on or before March 1, 2016, and will be determined by the Board of Directors of Reorganized GGS, the Board of GGS Holdings and the Creditor Representative.  All documentation regarding the Library Improvement will be included in the Plan Supplement.  The Creditor Representative shall be provided all information reasonably requested by it in connection with the SEI-GPI Agreement and the Amended SEI-GPI Agreement, and all payments received thereunder.

2.2.125  “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

2.2.126       “Maximum Rights Offering Share Amount” has the meaning given in the Rights Offering Procedures.

2.2.127  “New Board of Directors” means the initial board of directors of Reorganized GGS, which will be appointed in accordance with Article 6.4 herein.

2.2.128  “New Board of Managers” means the initial board of managers of GGS Holdings, which will be appointed in accordance with Article 6.4 herein.

2.2.129  “New Common Stock” means the common stock of the Company as a reorganized Debtor.

2.2.130  “New Common Units” means the common units of GGS Holdings representing limited liability company interests in GGS Holdings and having the terms and conditions as set forth in the Amended and Restated Limited Liability Company Agreement.

2.2.131  “New Emergence MIP” means a management incentive plan that will provide equity or equity-based awards, effective as of the Effective Date with respect to approximately 5.2% of the New Common Units, the material terms of which are described in this Plan.   A copy of the New Emergence MIP, which will be in form and substance reasonably satisfactory to the Debtors, Requisite Investors and Committee, will be provided in the Plan Supplement and otherwise in form and substance satisfactory to the Company, the Requisite Investors and the Committee, with only such pre-Effective Date amendments, supplements, changes and modifications that are satisfactory to the Company, the Requisite Investors and the Committee.

2.2.132  “New Long Term MIP” means a second management incentive plan to be adopted by the New Board of Managers after the Effective Date, under which equity or equity-based awards may be awarded.  The terms of the New Long Term MIP, including proposed recipients, vesting schedule and conditions and form of awards, will be determined by the Board of Managers of GGS Holdings or a duly authorized committee thereof.

2.2.133  “New Management Agreements” means employment agreements, in form and substance reasonably satisfactory to the Requisite Investors and in consultation with the Committee, between certain individuals in senior management and Reorganized GGS or GGS Holdings.

2.2.134  “New MIPs” means collectively the New Emergence MIP and the New Long Term MIP.

2.2.135  “New MIP Common Units” means the New Common Units that will be issued by  GGS Holdings in accordance with the terms of the New MIPs of which (i) up to 520,000 New Common Units will be awarded as of the Effective Date pursuant to the New Emergence MIP representing approximately 5.2% of the New Common Units as of the Effective Date and (ii) New Common Units that may be awarded following the Effective Date pursuant to the New Long Term MIP on such terms as the Board of Managers of GGS Holdings or a duly authorized committee thereof determines in its discretion.

2.2.136  “Notice and Claims Agent” means Prime Clerk LLC, located at 830 3rd Avenue, 9th Floor, New York, NY 10022, retained and approved by the Bankruptcy Court as the Debtors’ notice and claims agent.

2.2.137      “Ordinary Course General Administrative Claim” means a General Administrative Claim that is a monetary obligation for (a) goods or services incurred by the Debtors in the ordinary course of the Debtors’ businesses or (b) Compensation and Benefits Programs.

2.2.138  “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, DIP Loan Claim or Priority Tax Claim.

2.2.139  “Other Secured Claim” means any Secured Claim other than the DIP Loan Claims, the Secured Tax Claims, the Secured Amegy Claim and the Secured Capital Lease Claims.  Other Secured Claims include (i) the Insurance Financing Claims and (ii) any other secured claim not expressly addressed or provided for in the Plan.

2.2.140  “Permitted Claim Transferee” has the meaning given in the Backstop Conversion Commitment Agreement.

2.2.141      “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

2.2.142      “Petition Date” means March 25, 2014.

2.2.143  “Plan” has the meaning set forth in the Introduction hereto, with only such amendments, supplements (including any Plan Supplement), changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee; provided that the consent of the Committee to any amendments or modifications to the form of Plan as filed on October 9, 2014 shall only be required if such amendment or modification to the Plan materially and adversely impacts or affects the rights or recoveries of the holders of Trade Claims or Financial Claims.

2.2.144       “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, to be filed by Debtors no later than ten (10) calendar days prior to the Voting Deadline, and available on the Notice and Claims Agent’s website, www.cases.primeclerk.com/ggs, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments or supplements to the Plan Supplement, in each case in form and substance reasonably satisfactory to the Requisite Investors and the Committee (unless otherwise specified herein), with only such amendments, supplements, changes and modifications to any such documents after the filing thereof that are satisfactory to the Debtors, the Requisite Investors and the Committee (unless otherwise specified herein).  The Plan Supplement shall include, among other documents, the following: (a) the form of Reorganized GGS Organizational Documents, the Warrant Agreement, and the form of Warrant; (b) the form or material terms of the Exit Credit Facility Documents; (c) the identity and affiliations of each director and officer of Reorganized GGS, as well as the nature and amount of compensation of any director or officer who is an insider under section 101(31) of the Bankruptcy Code; (d) the form or material terms of the any new employee-related compensation or benefit plans, as applicable; (e) a list of Specified Contracts; (f) a list of certain contractual indemnification obligations assumed pursuant to Article 8.10 of the Plan, and (g) the identity of the Creditor Representative and the form of Creditor Representative Agreement.

2.2.145  “Plan Term Sheet” has the meaning given in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.

2.2.146  “Post-Effective Date Business” means the business, assets and properties of Reorganized GGS and its Affiliates as described in the Disclosure Statement.

2.2.147  “Prepetition” means prior to March 25, 2014.

2.2.148  “Pre-MIP Share Amount” means a number of New Common Units equal to 9,909,000.

2.2.149  “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

2.2.150  “Pro Rata” means, with respect to any Allowed Claim, the ratio of the amount of such Allowed Claim (in U.S. dollars or U.S. dollar equivalent) to the aggregate (in U.S. dollars or U.S. dollar equivalent) amount of all Allowed Claims in the applicable Class, provided, that:

(a)
the Class 4 New Common Units and Warrants shall be allocated among Holders of Allowed Financial Claims in Class 4A and Allowed Financial Claims in Class 4B based on the ratio of the amount of each such Holder’s Financial Claim(s) to the aggregate face amount of all outstanding Financial Claims in both Classes;

(b)
the Rights shall be allocated among Holders of Financial Claims in Class 4A (other than the Investors with respect to Financial Claims held by the Investors as of September 23, 2014 and Permitted Claim Transferees with respect to such Claims) based on the ratio of the amount of such Holder’s Financial Claim(s) in Class 4A to the aggregate face amount of all outstanding Financial Claims in Class 4A and 4B (other than the Financial Claims held by the Investors as of September 23, 2014); and

(c)
in the event the Bankruptcy Court does not authorize substantive consolidation as requested in Section 4.2 of the Plan, the consideration available for distribution to each of Class 5 GGS Trade Claims, Class 5 AI Trade Claims, Class 5 GGE Trade Claims, Class 5 GGI Trade Claims, Class 5 AMI Trade Claims and Class 5 ADC Trade Claims (each a “Class 5 Subclass”) shall be allocated based on the ratio of the aggregate Allowed amount of Trade Claim(s) in the applicable Class 5 Subclass to the aggregate Allowed amount of all Trade Claims in all Class 5 Subclasses.  Distributions to Holders of Allowed Trade Claims within each Class 5 Subclass, in turn, shall be allocated based on the ratio of the amount of each such Holder’s Allowed Trade Claim(s) in the applicable Class 5 Subclass to the aggregate Allowed amount of all Trade Claims in such  Class 5 Subclass.

For the avoidance of doubt, a creditor that holds an Allowed Claim against multiple Debtors arising out of the same liability shall only be entitled to a single recovery under the Plan on account of such Allowed Claim.   A particular Debtor may have no claims asserted against it in a particular Class or Subclass, as applicable.

2.2.151   “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

2.2.152  “Professional Claim” means an Administrative Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional during the Chapter 11 Cases.

2.2.153  “Professional Fee Cap” means the following professional firms’ fees in the following amounts incurred by such professional firm solely in the Fee Capped Months: (i) Baker Botts L.L.P., $1.793 million incurred during the Fee Capped Months;  (ii) Greenberg Traurig LLP, $743,000 incurred during the Fee Capped Months; (iii) Opportune, the Debtors’ current projected  aggregate fees for Opportune incurred in the Fee Capped Months less $57,000 incurred during the month of December; (iv) Akin Gump, the Debtors’ current projected aggregate fees for Akin Gump incurred in the Fee Capped Months less $182,000; (v) Alvarez & Marsal, the Debtors’ current projected aggregate fees for Alvarez & Marsal incurred in the Fee Capped Months less $232,000; (vi) Rothschild, the Debtors’ current projected aggregate fees for Rothschild incurred in the Fee Capped Months less $157,000, which shall be taken as a deduction from the completion fee in Rothschild’s engagement letter, which deduction shall be acknowledged by  Rothschild in a notice filed with the Bankruptcy Court  within a reasonable time after September 23, 2014 and prior to October 30, 2014; and (vii) Lazard, the Debtors’ current projected aggregate fees for Lazard incurred in the Fee Capped Months less $69,500, which shall be taken as a deduction from the “success” or “completion” fee in Lazard’s engagement letter and which deduction shall be acknowledged by Lazard in a notice filed with the Bankruptcy Court within a reasonable time after September 23, 2014 and prior to October 30, 2014; provided, however, that the Debtors’ professionals and the Committee’s professionals may exceed such fee caps if and to the extent they or their respective clients make a good faith determination that the incurrence of such additional fees is consistent with the applicable professional responsibilities of such professional or the  fiduciary duties of their clients; provided, further, that in such event, the Debtors, the Committee or their respective professionals, as the case may be, make such determination, they shall provide the Debtors, the Investors and the Committee notice of such event as soon as reasonably practicable; and provided further, however, that, for the avoidance of doubt, the Investors shall not be required to close and consummate the transactions implemented as part of the Plan if there is an amount incurred in excess of the Professional Fee Cap.  For the avoidance of doubt, the Professional Fee Cap shall not apply to any professionals’ fees and expenses incurred prior to the Fee Capped Months (including any unpaid holdback amounts accrued prior to the Fee Capped Months).

2.2.154  “Professional Fee Order” means that certain order of the Bankruptcy Court entered on April 25, 2014, establishing procedures for interim compensation and reimbursement of expenses of Professionals.

2.2.155  “Projected Cash Balance” has the meaning given in the Backstop Conversion Commitment Agreement and in the definition of Required Combined Offering and Conversion Amount; provided that any amendments or modifications to such definition that both (a) are inconsistent with the terms of the Backstop Conversion Commitment Agreement as approved in the BCA Approval Order and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims, shall require the consent of the Committee.

2.2.156  “Promissory Note Claims” means any Claim arising under or in connection with the Promissory Notes.

2.2.157      “Promissory Notes” means, collectively, the promissory notes (a) originated by Bancolombia S.A. on September 8, 2012 and maturing on March 18, 2014, (b) originated by Bancolombia S.A. on May 28, 2013 and maturing on May 28, 2015, (c) originated by Bancolombia S.A. on October 10, 2013 and maturing on April 10, 2014, (d) originated by Helm Bank S.A. on August 22, 2011 and maturing on August 5, 2014, (e) originated by Helm Bank S.A. on October 6, 2011 and maturing on March 21, 2014, and (f) originated by Helm Bank S.A. on October 24, 2011 and maturing on July 11, 2014.

2.2.158      “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

2.2.159  “Reduction” has the meaning given in the Rights Offering Procedures.

2.2.160      “Reinstated” has the meaning pursuant to section 1124 and all other applicable sections of the Bankruptcy Code.

2.2.161      “Released Parties” means each of the following in its capacity as such:   (a) the Debtors, their respective Estates, GGS Holdings and the Reorganized Debtors, (b) the Ad Hoc Group, (c) the Indenture Trustee, (d) the Exit Credit Facility Parties, (e) the Committee and its current and former members (but excluding any current or former ex officio members of the Committee), (f) the Investors, (g) the DIP Loan Agent and DIP Lenders, (h) the Creditor Representative, and (i) with respect to each Entity named in (a) through (h) above, such Entity’s successors and assigns, and current and former directors, officers, employees, agents, parents, subsidiaries, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other Professionals or representatives when acting in any such capacities.  For the avoidance of doubt, Richard Degner is not a Released Party.

2.2.162  “Releasing Parties” means each of the following in its capacity as such: (a) the Debtors, their respective Estates, GGS Holdings and the Reorganized Debtors, (b) the Ad Hoc Group, (c) the Indenture Trustee, (d) the Committee (solely in its capacity as the Committee and excluding any current or former or ex officio members of the Committee), (e) the Investors, (f) the DIP Loan Agent and DIP Lenders, (g) the Creditor Representative, (h) each Holder of a Claim that was provided a Ballot and (i) affirmatively votes to accept the Plan or (ii) either (A) abstains from voting or (B) votes to reject the Plan, and, in case of either (A) or (B), does not opt out of the Voluntary Release by Holders of Claims in compliance with the instructions set forth in the Solicitation Materials, and (i) with respect to the foregoing entities in clauses (a) through (h), such entity’s current subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equity holders, partners, and other professionals, in each case solely in their capacity as such.

2.2.163        “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation, reorganization or otherwise, on or after the Effective Date.

2.2.164  “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

2.2.165  “Reorganized GGS” means GGS, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

2.2.166  “Reorganized GGS Organizational Documents” means the Certificate of Incorporation, the Bylaws, the Amended and Restated Certificate of Formation, the Amended and Restated Limited Liability Company Agreement and such other amended or restated organizational documents required to implement the Plan, in the form set forth in the Plan Supplement, which shall be acceptable to the Requisite Investors and the Committee.

2.2.167  “Required Combined Offering and Conversion Amount” means an amount not less than $51.9 million and not greater than $68.1 million of the outstanding principal amount of Term B Loans held by the Investors under the DIP Credit Agreement, as determined in accordance with the following procedures:

(a)  No later than five (5) days prior to the Effective Date, the Company shall deliver a certificate, in form and substance (including calculation of amounts) acceptable to the Requisite Investors, setting forth the Company’s projected cash balance in its U.S. bank accounts as of December 31, 2014 (the “Projected Cash Balance”) prepared in accordance with the principles and line items set forth in Schedule 2 to the Backstop Conversion Commitment Agreement and consistent with past practice; provided that if the Effective Date is after December 31, 2014, the Projected Cash Balance shall be the Company’s actual cash balance in its U.S. bank accounts calculated in accordance with such principles as of December 31, 2014.

(b)  If the Projected Cash Balance:

(i)  is equal to the Base Projected Cash Balance, the Required Combined Offering and Conversion Amount shall be equal to $62.9 million (the “Base DIP Conversion Amount”);

(ii)  is less than the Base Projected Cash Balance, the Required Combined Offering and Conversion Amount shall be equal to (A) the Base DIP Conversion Amount plus (B) an amount equal to the Base Projected Cash Balance minus the Projected Cash Balance; provided, that the Required Combined Offering and Conversion Amount shall not exceed $68.1 million; and

(iii)  is greater than the Base Projected Cash Balance, the Required Combined Offering and Conversion Amount shall be equal to (A) the Base DIP Conversion Amount minus (B) an amount equal to the Projected Cash Balance minus the Base Projected Cash Balance; provided, that the Required Combined Offering and Conversion Amount shall not be less than $51.9 million.

2.2.168  “Requisite Investors” has the meaning set forth in the Backstop Conversion Commitment Agreement.

2.2.169  “Retained Causes of Action” means the claims and Causes of Action specified and otherwise described in the Plan Supplement.

2.2.170  “Retiree Benefits” has the meaning set forth in section 1114(a) of the Bankruptcy Code.

2.2.171       “Retirees” means former employees of the Debtors or the Debtors’ Affiliates and their eligible dependents and any other individuals receiving benefits under a plan or program maintained or established by the Debtors.

2.2.172  “Rights” has the meaning set forth in the Backstop Conversion Commitment Agreement, under the terms and conditions of the Rights Offering as set forth herein, in the Backstop Conversion Commitment Agreement and in the Rights Offering Procedures.  The Rights shall not be transferable and the Rights Offering Shares shall be subject to dilution on account of the New MIP Common Units in accordance with the New MIPs.

2.2.173  “Rights Exercise Form” has the meaning given in the Rights Offering Procedures.

2.2.174  “Rights Holder” means an Eligible Participant who is the holder of a Right.

2.2.175  “Rights Offering” means the offering of the Rights Offering Shares by GGS Holdings to Eligible Participants in accordance with the terms hereof, the Backstop Conversion Commitment Agreement and the Rights Offering Procedures.

2.2.176       “Rights Offering Expiration Date” means the time and the date on which the Rights Exercise Form must be duly delivered to the Subscription Agent in accordance with the Rights Offering Procedures, together with the Aggregate Rights Offering Subscription Price.   The Rights Offering Expiration Date, unless extended in accordance with the Rights Offering Procedures, shall be the last date and time that Rights may be exercised in accordance with the Rights Offering Procedures.

2.2.177  “Rights Offering Funds” has the meaning given in the Rights Offering Procedures.

2.2.178  “Rights Offering Offered Share Amount” means an amount of New Common Units equal to (A)(i) the Required Combined Offering and Conversion Amount, divided by (ii) the Rights Offering Subscription Price, multiplied by (B) the aggregate percentage, as of September 23, 2014, of Financial Claims held by Senior Noteholders (excluding the Investors) and holders of Promissory Notes, which amount, based on the Required Combined Offering and Conversion Amount, may be as many as 3,740,544 New Common Units and as few as 2,849,657 New Common Units, representing approximately 37.41% and approximately 28.5%, respectively, of the total New Common Units, subject to dilution on account of the Warrants and the New MIP Common Units (on a pre-dilution basis in respect of both vested and unvested warrants but on a post dilution basis in respect of the emergence grant of MIP restricted units and deferred units).

2.2.179      “Rights Offering Procedures” means the procedures for conducting the Rights Offering, including the exhibits and annexes thereto, approved by the Bankruptcy Court pursuant to the Rights Offering Procedures Order and which may be amended from time to time pursuant to such order, with only such amendments, supplements, changes and modifications that are satisfactory to the Company, the Requisite Investors and the Committee.

2.2.180  “Rights Offering Procedures Order” means the Order (A) Approving Procedures for Rights Offering and (B) Authorizing the Debtors to Conduct the Rights Offering in Connection with the Joint Chapter 11 Plan of Reorganization of Global Geophysical Services, Inc., and its Debtor Affiliates [Docket No. 664] entered by the Bankruptcy Court on October 15, 2014.

2.2.181  “Rights Offering Proceeds” means all funds paid by the Subscribing Participants to the Company or the Subscription Agent in connection with the valid and proper exercise of their Rights pursuant to the Rights Offering, without any deductions for fees or expenses.

2.2.182  “Rights Offering Record Date” has the meaning given in the Rights Offering Procedures.

2.2.183       “Rights Offering Record Date Holder” means a Holder of a Financial Claim as of the Rights Offering Record Date.

2.2.184       “Rights Offering Share” means each individual New Common Unit that comprises the Rights Offering Offered Share Amount, and together with all such New Common Units, the “Rights Offering Shares.”

2.2.185  “Rights Offering Subscribed Shares” means any Rights Offering Shares that have been duly and validly subscribed for and fully paid in accordance with the Rights Offering Procedures.

2.2.186  “Rights Offering Subscription Agent” or “Subscription Agent” means Prime Clerk, LLC, the agent to receive subscriptions for New Common Units in the Rights Offering.

2.2.187       “Rights Offering Subscription Price” means $8.0887 per New Common Unit in connection with the Rights Offering.

2.2.188  “Rights Offering Unsubscribed Shares” means any Rights Offering Shares that have not been duly subscribed for and fully paid in accordance with the Rights Offering Procedures.

2.2.189      “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs filed by the Debtors in the Chapter 11 Cases as amended from time to time, which are incorporated herein by reference as if copied in full.   Copies of the Schedules can be found at www.cases.primeclerk.com/ggs

2.2.190  “Secured Amegy Claim” means the secured claim on account of the Amegy LC Facility Debt.

2.2.191  “Secured Cal First Claim” means the secured claim on account of the Cal First Capital Lease Debt.

2.2.192  “Secured Capital Lease Claims” means (i) the Secured Cal First Claim, (ii) the Secured First National-2 Claim, (iii) the Secured First National-3 Claim, (iv) the Secured HP Claim, (v) the Secured HP-5 Claim, (vi) the Secured HP-6 Claim, and (vii) the Secured Kubota Claim.

2.2.193  “Secured Claim” means a Claim (a) secured by a Lien on property in which an Estate has an interest, to the extent such Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code and to the extent of the value of its Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

2.2.194  “Secured First National-2 Claim” means the secured claim on account of the First National-2 Capital Lease Debt.

2.2.195  “Secured First National-3 Claim” means the secured claim on account of the First National-3 Capital Lease Debt.

2.2.196  “Secured HP Claim” means the secured claim on account of the HP Capital Lease Debt.

2.2.197  “Secured HP-5 Claim” means the secured claim on account of the HP-5 Capital Lease Debt.

2.2.198  “Secured HP-6 Claim” means the secured claim on account of the HP-6 Capital Lease Debt.

2.2.199  “Secured Kubota Claim” means the secured claim on account of the Kubota Capital Lease Debt.

2.2.200  “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

2.2.201  “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.2.202  “Security” means a security as defined in section 2(a)(1) of the Securities Act.

2.2.203       “SEI-GPI Agreement” means that certain License and Marketing Agreement, dated as of March 28, 2013, by and among GGS and SEI-GPI JV LLC, as such agreement has been modified, restated or amended as of October 9, 2014.

2.2.204  “SEI-GPI Cause of Action” means any action, claim, right, litigation, proceeding, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, recoupment, counterclaim, cross-claim, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, whether scheduled in the Schedules or not scheduled in the Schedules, whether arising under the Bankruptcy Code or other applicable law, in contract or in tort, in law or in equity or pursuant to any other theory of law, related to or arising under the SEI-GPI Agreement as in effect on the Petition Date, including any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

2.2.205  “SEI-GPI Cause of Action Aggregate Recovery” means the recovery, if any, recognized by the Debtors or Reorganized Debtors from the pursuit of any SEI-GPI Cause of Action.

2.2.206  “SEI-GPI Cause of Action Creditor Recovery” means the lesser of (a) $250,000 and (b) ten percent of the SEI-GPI Cause of Action Aggregate Recovery, as jointly determined by the Reorganized Debtors, GGS Holdings and the Creditor Representative.

2.2.207  “Semi-Annual Payment Date” means June 15 and December 15; provided, however, if such day is not a Business Day then the Semi-Annual Payment Date shall be the first Business Day thereafter.

2.2.208  “Servicer” means an indenture trustee, agent, servicer or other authorized representative of Holders of Claims or Equity Interests recognized by the Debtors or the Reorganized Debtors, as applicable, or in the case of the Trade Claims by the Creditor Representative.

2.2.209  “Senior Notes” means, collectively, (i) the 200MM Senior Notes and (ii) the 50MM Senior Notes.

2.2.210  “Senior Notes Claims” means Claims arising under or in connection with the Senior Notes.

2.2.211  “Solicitation Materials” means the solicitation package, including Ballots, authorized pursuant to the Solicitation Procedures Order.

2.2.212  “Solicitation Parties” means the Exculpation Parties and each of the following in its capacity as such:  (a) the Debtors’ directors, officers and employees, (b) the DIP Loan Agent, the DIP Lenders, the Investors, the members of the Ad Hoc Group and each of their attorneys and financial advisors, (c) the Indenture Trustee and its attorneys, and (d) the Professionals.

2.2.213  “Solicitation Procedures Order” means the Order (I) Approving the Disclosure Statement; (II) Establishing a Voting Record Date for the Plan; (III) Approving Solicitation Packages and Procedures for the Distribution Thereof; (IV) Approving the Forms of Ballots; (V) Establishing Procedures for Voting on the Plan; (VI) Establishing Notice and Objection Procedures for Confirmation of the Plan; and (VIII) Establishing Procedures for the Assumption and/or Assignment of Executory Contracts and Unexpired Leases under the Plan, entered by the Bankruptcy Court on October 30, 2014 [Docket No. 732], as may be amended, modified or supplemented by the Bankruptcy Court from time to time and which Order shall be in form and substance satisfactory to the Company, the Requisite Investors and the Committee, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors, the Requisite Investors and the Committee; provided that the consent of the Committee to any amendments, supplements, changes or modifications to the form of order filed on October 9, 2014 shall only be required if such amendments, supplements, changes or modifications to such form of order (a) are inconsistent with the terms set forth in the Plan Term Sheet or this Plan and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims.

2.2.214  “Specified Contract” means any Executory Contract or Unexpired Lease identified on the schedule of Executory Contracts and Unexpired Leases that are proposed to be assumed or assumed and assigned pursuant to the Plan.

2.2.215  “Subordinated Claim” means any Claim (a) arising from the rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim; and (b) subordinated pursuant to section 510(c) of the Bankruptcy Code.

2.2.216  “Subscribing Participants” means those Eligible Participants who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

2.2.217  “Subsequent Distribution Date” means a date after the Initial Distribution Date jointly selected by Reorganized GGS, GGS Holdings and the Creditor Representative for Distributions in accordance with Article 9.2.1.

2.2.218  “Superior Transaction” has the meaning given in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.

2.2.219  “Term A Loans” has the meaning given in the DIP Credit Agreement.

2.2.220  “Term B Loans” has the meaning given in the DIP Credit Agreement.

2.2.221      “Term B Loans Conversion Shares” means an amount of New Common Units equal to (i) (A) the Required Combined Offering and Conversion Amount, divided by (B) the Rights Offering Subscription Price, minus (ii) the number of Rights Offering Subscribed Shares, subject to dilution by the Warrants and the New MIP Common Units, representing a number of units not less than 35.64% and not more than 84.19% of the total New Common Units.

2.2.222  “Termination Payment” has the meaning given in the Backstop Conversion Commitment Agreement; provided that any amendments or modifications to such definition that both (a) are inconsistent with the terms of the Backstop Conversion Commitment Agreement as approved in the BCA Approval Order and (b) materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims, shall be acceptable to the Committee.

2.2.223  “Trade Claim” means an Unsecured Claim that is not a Financial Claim.

2.2.224  “Transfer Agent” has the meaning given in the Backstop Conversion Commitment Agreement.

2.2.225  “Unclaimed Distribution” means any Distribution under the Plan on account of an Allowed Claim to a Holder that has not:  (a) accepted a particular Distribution or, in the case of a Distribution made by check, negotiated such check; (b) given written notice to the Distribution Agent of an intent to accept a particular Distribution; (c) responded in writing to the request of the Distribution Agent for information necessary to facilitate a particular Distribution; or (d) taken any other action necessary to facilitate such Distribution.

2.2.226  “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

2.2.227  “Unimpaired” means any Claim or Equity Interest that is not Impaired.

2.2.228  “Unsecured Claim” means any Claim that is not an (a) Administrative Claim, (b) Priority Tax Claim, (c) Other Priority Claim, (d) Secured Tax Claim, (e) Amegy Secured Claim, (f) Secured Capital Lease Claim, (g) Other Secured Claim, (h) Subordinated Claim or (i) Intercompany Claim.

2.2.229  “U.S. Trustee” means the United States Trustee for Region 7.

2.2.230  “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

2.2.231      “Voluntary Release” means the release by Holders of Claims set forth in Article 12.6 herein.

2.2.232  “Voting” means the process by which a Holder of a Claim may vote to accept or reject the Plan, pursuant to the Disclosure Statement and the conditions in Article 4 hereof.

2.2.233  “Voting Deadline” means 4:00 p.m. (Central Time) on December 4, 2014, by which time all Ballots must be actually received by the Notice and Claims Agent.

2.2.234  “Voting Record Date” means October 30, 2014.

2.2.235  “Warrant Agent” means a warrant agent selected by the Investors prior to the Effective Date.

2.2.236   “Warrant Agreement” has the meaning given in the Backstop Conversion Commitment Agreement; provided, that the Warrant Agreement shall be consistent with the terms of the Warrant Term Sheet and shall be otherwise acceptable to the Committee.

2.2.237      “Warrant Expiration Date” means the fourth anniversary of the Effective Date of the Plan.

2.2.238  “Warrants” means the warrants to purchase New Common Units and having the terms and conditions set forth in the Warrant Agreement.

2.2.239      “Warrant Term Sheet” has the meaning given in the Backstop Conversion Commitment Agreement without giving effect to any amendments or modifications to such definition that have not been agreed to by the Committee.

2.3	Rules of Interpretation

For the purposes of this Plan and unless otherwise specified in this Plan:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the masculine, feminine and the neuter gender; (b) any reference herein to a contract, agreement, lease, plan, policy, document or instrument being in a particular form or on particular terms and conditions means that the same shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to a contract, agreement, lease, plan, policy, document or instrument or schedule or exhibit thereto, whether or not filed, shall mean the same as amended, restated, modified or supplemented from time to time in accordance with the terms hereof or thereof; provided that notice of such amendment, restatement, modification or supplement shall be filed with the Bankruptcy Court; (d) all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than a particular portion of the Plan; (f) captions and headings to Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (i) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases; (j) any immaterial effectuating provisions may be interpreted by the Debtors and the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order; (k) all references herein to exhibits are references to exhibits in the Plan Supplement; (l) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and permitted assigns; (m) where this Plan contemplates that any Debtor or Reorganized Debtor shall take any action, incur any obligation, issue any security or adopt, assume, execute or deliver any contract, agreement, lease, plan, policy, document or instrument on or prior to the Effective Date, the same shall be duly and validly authorized by the Plan and effective against and binding upon such Debtor and/or Reorganized Debtor, as applicable, on and after the Effective Date without further notice to, order of or other approval by the Bankruptcy Court, action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of the board of directors of any Debtor or Reorganized Debtor or any other Entity; (n) anything required to be done by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter; and (o) any reference herein to the word “including” or word of similar import shall be read to mean “including without limitation.”

2.4	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflicts of laws, shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan.

2.5	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.	GENERAL ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, DIP LOAN CLAIMS, PROFESSIONAL CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify General Administrative Claims, Priority Tax Claims, DIP Loan Claims and Professional Claims, payment of which is provided for below.

3.1	Administrative Claim Bar Date

Any request for payment of a General Administrative Claim must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the notice of entry of the Confirmation Order and the Confirmation Order on or prior to the Administrative Claim Bar Date; provided that no request for payment is required to be filed and served with respect to any:

(a)	Administrative Claim that is Allowed as of the Administrative Claim Bar Date;

(b)	Ordinary Course General Administrative Claim;

(c)	Claim of a Governmental Unit not required to be filed pursuant to section 503(b)(1)(D) of the Bankruptcy Code;

(d)	DIP Loan Claim, the Commitment Premium or Expense Reimbursement;

(e)
General Administrative Claim held by a current officer, director or employee of any Debtor for indemnification, contribution, or advancement of expenses pursuant to such Debtor’s certificate of incorporation, by-laws, or similar organizational document;

(f)	Professional Claim; or

(g)	Claim for U.S. Trustee Fees.

Any Holder of a General Administrative Claim who is required to, but does not, file and serve a request for payment of such General Administrative Claim pursuant to the procedures specified in the Confirmation Order on or prior to the Administrative Claim Bar Date shall be forever barred, estopped and enjoined from asserting such General Administrative Claim against the Debtors, the Reorganized Debtors, or their respective property, and such General Administrative Claim shall be deemed discharged as of the Effective Date.

Any objection to a request for payment of a General Administrative Claim that is required to be filed and served pursuant to this Article 3.1 must be filed and served on the Reorganized Debtors, the Creditor Representative and the requesting party creditor (a) no later than 120 days after the Administrative Claim Bar Date or (b) by such later date as may be established by order of the Bankruptcy Court upon a motion by a Reorganized Debtor, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

3.2	General Administrative Claims

Except to the extent that a Holder of an Allowed General Administrative Claim agrees to less favorable treatment, the Holder of each Allowed General Administrative Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Administrative Claim, Cash in an amount equal to the full unpaid amount of such Allowed General Administrative Claim on the later of (a) the Effective Date or as soon as reasonably practicable thereafter if such Administrative Claim is Allowed as of the Effective Date, (b) the date on which such Claim is Allowed or as soon as reasonably practicable thereafter, (c) with respect to Ordinary Course General Administrative Claims, the date such amount is due in accordance with applicable non-bankruptcy law and the terms and conditions of any applicable agreement or instrument.

3.3	DIP Loan Claims

3.3.1  Allowance.  All DIP Loan Claims shall be Allowed and deemed to be Allowed Claims in the full amount due and owing under the DIP Credit Agreement.   The estimated Allowed amount of DIP Loan Claims related to Term A Loans is $60 million and the estimated Allowed amount of DIP Loan Claims related to Term B Loans is $91.9 million.

3.3.2  DIP Term A Loans.  Except to the extent that a holder of a Term A Loan agrees to a less favorable treatment, each holder of a Term A Loan shall receive Cash equal to the full amount of its Term A Loans in full and final satisfaction, settlement, release and discharge of and in exchange for such Term A Loan Claims on or as soon as practicable after the Effective Date.  Pursuant to the DIP Order and DIP Credit Agreement, Term A Loans shall be repaid in full before any DIP Term B Loans are repaid.

3.3.3  DIP Term B Loans.  Except to the extent that a holder of Term B Loans agrees to a less favorable treatment, each holder of a Term B Loan, in full and final satisfaction, settlement, release and discharge of and in exchange for each such Term B Loan Claims, shall receive:

(a)	its pro rata share of an aggregate Cash payment in an amount equal to the difference between the aggregate amount of the Term B Loans less the Required Combined Offering and Conversion Amount; and

(b)	its pro rata share of: (i) the Rights Offering Proceeds, if any; and (ii) the Term B Loans Conversion Shares.

3.3.4  Lien Termination.  Upon satisfaction of all Allowed DIP Loan Claims as set forth herein, all Liens and security interests granted pursuant to the DIP Loan Documents, whether in the Chapter 11 Cases or otherwise, shall be deemed automatically terminated without any further action required and shall be of no further force or effect.

3.3.5  DIP Lenders Professional Fees.   All reasonable and documented unpaid professional fees and expenses incurred by the DIP Lenders will be paid in full in Cash on or after (if agreed to by the applicable professional) the Effective Date.

3.4	Professional Claims

3.4.1  Final Fee Applications.  All final requests for payment of Professional Claims shall be filed and served no later than 60 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims.

3.4.2  Payment of Professional Fees.  The Reorganized Debtors shall pay in full Professional Claims in Cash as soon as reasonably practicable after such Claims are Allowed by order of the Bankruptcy Court.

3.4.3  Professional Fee Estimated Amount.  Professionals shall provide good faith estimates of their Professional Claims through the expected Effective Date and shall deliver such estimates to the Debtors and the Investors and their advisors (with copies to the Committee’s counsel and advisors) no later than five Business Days prior to the expected Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to the fees and expenses of such Professionals.

3.4.4  Post-Confirmation Date Fees and Expenses.  From and after the Effective Date, but subject in all cases to the terms of the Backstop Commitment Agreement, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, but subject to providing invoices to the Investors and GGS Holdings’ consent to such payment (or for fees and expenses incurred prior to the Effective Date, after providing notice to the Investors and as approved by the Bankruptcy Court), pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors, the Reorganized Debtors, or the Committee, as the case may be; provided, that Investor consent shall not be required for fees and expenses of the Creditor Representative that are consistent with the Creditor Representative Budget.  Except as otherwise specifically provided in the Plan, upon the Confirmation Date, any requirement that Professionals comply with sections 327, 328, 329, 330, 331 or 1103 of the Bankruptcy Code or the Professional Fee Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Reorganized Debtors or, solely with respect to the matters set forth in Article 15.9 hereof, the Committee, may, subject to the consent of the Requisite Investors, employ and pay any Professional in the ordinary course of business, including the draw of any retainers held by a Professional without seeking relief from the Bankruptcy Court.

3.5	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, the Holder of each Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim,  at the election of the applicable Debtor or Reorganized Debtor and consent of the Requisite Investors, (a) Cash on the Effective Date or as soon as reasonably practicable thereafter in an amount equal to the full unpaid amount of such Allowed Priority Tax Claim; or (b) commencing on the first Semi-Annual Payment Date following the Initial Distribution Date and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to the unpaid portion of such Allowed Priority Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Reorganized Debtors, with the consent (prior to the Effective Date) of the Requisite Investors, to prepay the entire amount of the unpaid portion of the Allowed Priority Tax Claim in the ordinary course of business.  Any Allowed Priority Tax Claim that is not due and payable on or prior to the Effective Date shall be paid in the ordinary course of business after the Effective Date as and when due under applicable non-bankruptcy law.

3.6	Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

The Debtors or the Reorganized Debtors, as applicable, shall pay all U.S. Trustee Fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are closed.

3.7	Commitment Premium and Expense Reimbursement

To the extent due and owing under the Backstop Conversion Commitment Agreement and the Backstop Approval Order, the Commitment Premium shall be paid, in full and final satisfaction, settlement, release and discharge of and in exchange for such Commitment Premium, by the issuance of the Commitment Premium Shares, in accordance with the Backstop Conversion Commitment Agreement, to the Investors allocated pro rata among the Investors or their respective designees (based on the principal amount of the Term B Loans held by such Investor on the Effective Date).

To the extent due and owing under the Backstop Conversion Commitment Agreement and the Backstop Approval Order, any unpaid Expense Reimbursement, in full and final satisfaction, settlement, release and discharge of and in exchange for such Expense Reimbursement, shall be paid in cash as Allowed Administrative Claims on the Effective Date or upon termination of the Backstop Conversion Commitment Agreement, as applicable, in each case in accordance with and subject to the Backstop Conversion Commitment Agreement and the Backstop Approval Order.

3.8	Termination Payment

To the extent due and owing under the Backstop Conversion Commitment Agreement and the Backstop Approval Order, any Termination Payment, in full and final satisfaction, settlement, release and discharge of and in exchange for such Termination Payment, shall be paid in Cash, on or prior to the consummation of any Alternate Transaction, to the Investors or their designees based upon the respective pro rata share of Term B Loans held by such Investors on the date of payment, in each case in accordance with and subject to the Backstop Conversion Commitment Agreement and the Backstop Approval Order.

4.	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND EQUITY INTERESTS

4.1	Classification of Claims and Equity Interests

All Claims and Equity Interests, except for Administrative Claims, Priority Tax Claims, DIP Loan Claims and Professional Claims, are classified in the Classes set forth in this Article 4.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes.  A Claim or Equity Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Equity Interest in that Class and has not been paid, released, disallowed or otherwise satisfied prior to the Effective Date.

4.2	Deemed Substantive Consolidation and Use of Sub-classification

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including Voting, Confirmation and Distribution.  As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Equity Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors.  The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to Voting and Distribution rights under the Plan, and otherwise in satisfying the applicable requirements of Bankruptcy Code section 1129.  All Intercompany Claims between and among the Debtors shall be eliminated for Plan purposes so that such Claims will not be classified, will not vote and will not receive any Distribution under the Plan.  All Claims filed by the same Creditor against more than one Debtor are eliminated, disallowed and expunged to the extent that such are duplicative Claims.  In the event that the Bankruptcy Court does not authorize substantive consolidation, or if the Bankruptcy Court authorizes the Debtors to consolidate for Voting and Distribution purposes fewer than all of the Classes of Claims and Equity Interests sought to be consolidated for these purposes, the Debtors may proceed with separate classifications for any such non-consolidated Classes of Claims and Equity Interests, and such non-consolidated Classes of Claims and Equity Interests will be treated as against each individual non-consolidated Debtor for Voting and Confirmation purposes.  In such event, each Class of Claims and Equity Interests shall be divided in subclasses; one for each of the Debtors, as set forth below.

GGS- Global Geophysical Services, Inc.;
AI - Autoseis, Inc.;
GGE - Global Geophysical EAME, Inc.;
GGI - GGS International Holdings, Inc.;
AMI - Accrete Monitoring, Inc.; and
ADC - Autoseis Development Company.

For example, Class 1 - “Other Priority Claims” -- can be divided into six sub-classes for voting purposes:  Class 1-GGS, Class 1-AI . . . through Class 1-ADC.   Class 1-GGS relates to Other Priority Claims asserted against GGS, Class 1-AI relates to Other Priority Claims asserted against Autoseis, Inc., and so on.  A particular Debtor may have no claims asserted against it in a particular Class.

The treatment and distributions for each such subclass will be the same for each Debtor, as provided in Section 4.4 below, except that if substantive consolidation is not permitted for Class 5 Trade Claims, the Plan will provide for six separate subclasses of Trade Claims:  Class 5 GGS Trade Claims, Class 5 AI Trade Claims, Class 5 GGE Trade Claims, Class 5 GGI Trade Claims, Class 5 AMI Trade Claims and Class 5 ADC Trade Claims.   Each Class 5 Subclass will receive its Pro Rata share of Cash that in the aggregate equals $3 million, plus (A) on or before March 1, 2016, its Pro Rata share of the Library Improvement or (B) in the event there is no Library Improvement and the Debtors or Reorganized Debtors instead pursue any SEI-GPI Cause of Action, its Pro Rata share of the SEI-GPI Cause of Action Creditor Recovery.  The consideration available for Distribution to each such Class 5 Subclass shall be allocated based on the ratio of the amount of Allowed Trade Claim(s) in the applicable Class 5 Subclass to the aggregate Allowed amount of all Trade Claims in all Class 5 Subclasses.     Distributions to Holders of Allowed Trade Claims within each such Class 5 Subclass, in turn, shall be allocated based on the ratio of the amount of each such Holder’s Allowed Trade Claim(s) in the applicable Class 5 Subclass to the aggregate Allowed amount of all Trade Claims in such  Class 5 Subclass.

4.3	Summary of Classification and Treatment.

The classification of Claims and Equity Interests pursuant to the Plan is as follows:

Class(es)	Claims and Equity Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Secured Tax Claims	Unimpaired	Deemed to Accept
3A	Secured Amegy Claim	Impaired	Entitled to Vote
3B–3H	Secured Capital Lease Claims	Impaired	Entitled to Vote
3I	Other Secured Claims	Unimpaired	Deemed to Accept
4A	Financial Claims (Eligible Participants and Investors)	Impaired	Entitled to Vote
4B	Financial Claims (Other Than Eligible Participants and Investors)	Impaired	Entitled to Vote
5	Trade Claims	Impaired	Entitled to Vote
6	Subordinated Claims	Impaired	Deemed to Reject
7	Equity Interests in GGS	Impaired	Deemed to Reject
8	Equity Interests in Subsidiary Debtors	Unimpaired	Deemed to Accept

4.4	Treatment of Claims and Equity Interests

4.4.1	Class 1 – Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)
Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Priority Claims, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes Allowed, and (iii) such other date as may be ordered by the Bankruptcy Court.

(c)
Voting: Class 1 is Unimpaired.  Each Holder of an Other Priority Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  No Holder of Other Priority Claims is entitled to vote to accept or reject the Plan.

4.4.2	Class 2 – Secured Tax Claims.

(a)	Classification: Class 2 consists of any Secured Tax Claims against any Debtor.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured Tax Claims, each holder of an Allowed Secured Tax Claim shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Requisite Investors, either:   (i) Cash on the Effective Date or as soon as reasonably practicable thereafter in an amount equal to the full unpaid amount of such Allowed Secured Tax Claim; or (ii) commencing on the first Semi-Annual Payment Date following the Initial Distribution Date and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to the unpaid portion of such Allowed Secured Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Reorganized Debtors (with the consent, prior to or on the Effective Date, of the Requisite Investors) to prepay the entire amount of the unpaid portion of the Allowed Secured Tax Claim in the ordinary course of business.  To the extent any Allowed Secured Tax Claim is entitled to interest under Section 506(b) of the Bankruptcy Code and applicable non-bankruptcy law, such Claim shall earn post-petition interest at the statutory rate applicable to such tax claims under applicable non-bankruptcy law.   Any Lien securing an Allowed Secured Tax Claim shall be retained until such time that such Allowed Secured Tax Claim is paid in full.

(c)
Voting:  Class 2 is Unimpaired.  Each Holder of a Secured Tax Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  No Holder of a Secured Tax Claim is entitled to vote to accept or reject the Plan.

4.4.3	Class 3A –Secured Amegy Claim.

(a)	Classification: Class 3A consists of the Holder of the Secured Amegy Claim.

(b)
Treatment: Except to the extent that a Holder of an Allowed Amegy Secured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured Amegy Claim, each Holder of an Allowed Secured Amegy Claim shall receive on the sixth-month anniversary of the Effective Date, on account of any portion of such claim that is not contingent or unliquidated, cash in full solely from the cash collateral in the possession and control of Amegy as of the Effective Date.

(c)	Voting: Class 3A is Impaired. Each Holder of an Amegy Secured Claim is entitled to vote to accept or reject the Plan.

4.4.4	Class 3B – Secured Cal First Claim.

(a)	Classification: Class 3B consists of the Holder of the Secured Cal First Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured Cal First Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured Cal First Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3B is Impaired. Each Holder of a Cal First Secured Claim is entitled to vote to accept or reject the Plan.

4.4.5	Class 3C – Secured Kubota Claim.

(a)	Classification: Class 3C consists of the Holder of the Secured Kubota Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured Kubota Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured Kubota Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3C is Impaired. Each Holder of a Secured Kubota Claim is entitled to vote to accept or reject the Plan.

4.4.6	Class 3D – Secured HP Lease Claim

(a)	Classification: Class 3D consists of the Holder of the Secured HP Lease Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured HP Lease Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured HP Lease Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3D is Impaired. Each Holder of a Secured HP Lease Claim is entitled to vote to accept or reject the Plan.

4.4.7	Class 3E – Secured HP-5 Lease Claim

(a)	Classification: Class 3E consists of the Holder of the Secured HP-5 Lease Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured HP-5 Lease Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured HP-5 Lease Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in Cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3E is Impaired. Each Holder of a Secured HP-5 Lease Claim is entitled to vote to accept or reject the Plan.

4.4.8	Class 3F – Secured HP-6 Lease Claim

(a)	Classification: Class 3F consists of the Holder of the Secured HP-6 Lease Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured HP-6 Lease Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured HP-6 Lease Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3F is Impaired. Each Holder of a Secured HP-6 Lease Claim is entitled to vote to accept or reject the Plan.

4.4.9	Class 3G – Secured First National-2 Lease Claim

(a)	Classification: Class 3G consists of the Holder of the Secured First National-2 Lease Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured First National-2 Lease Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured First National-2 Lease Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3G is Impaired. Each Holder of a Secured First National-2 Lease Claim is entitled to vote to accept or reject the Plan.

4.4.10	Class 3H – Secured First National-3 Lease Claim

(a)	Classification: Class 3H consists of the Holder of the Secured First National-3 Lease Claim.

(b)
Treatment: Except to the extent that the Holder of an Allowed Secured First National-3 Lease Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Secured First National-3 Lease Claim, each Holder of such Allowed Claim shall, on the Effective Date:

(i)
retain the liens securing such Claim, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the Allowed amount of such Claims and receive payment in full in cash in accordance with the terms of the applicable Capital Lease documents; provided, however, that the payment period and any corresponding purchase option contained in such Capital Lease shall be extended by 12 months, and the payments owed under such Capital Lease documents shall be modified to reflect such extension on the newly amortized basis at the non-default rate of interest provided for in the applicable Capital Lease, as further described in an exhibit to the Plan Supplement, and which in all instances shall be determined by the Debtors with the consent of the Requisite Investors and in consultation with the Committee; or

(ii)	receive such other recovery or treatment necessary to satisfy Bankruptcy Code section 1129(b) as consented to by the Requisite Investors.

(c)	Voting: Class 3H is Impaired. Each Holder of a Secured First National-3 Lease Claim is entitled to vote to accept or reject the Plan.

4.4.11	Class 3I – Other Secured Claims.

(a)
Classification:  Class 3I consists of Other Secured Claims.  Class 3 includes (i) the Insurance Financing Claims and (ii) any other secured claim not otherwise expressly classified or described herein.  It is the Debtors’ intent to treat Holders of Allowed Other Secured Claims as Unimpaired under this Plan.  In the event the Bankruptcy Court finds that Class 3I is nevertheless Impaired, or that separate classification of each Other Secured Claim is warranted, each Holder of an Other Secured Claim shall be separately classified into sub-classes for voting and confirmation purposes.  For example, Class 3(I) - Insurance Financing Claim, and so on.  In such event, the treatment provided below in Article 4.4.11(b) shall apply to each such sub-class.

(b)
Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Other Secured Claims, each Holder of an Allowed Other Secured Claim shall, as the Debtors, or Reorganized Debtors, as applicable, in consultation with the Committee and as consented to by the Requisite Investors (but only, in the case of the Committee and the Requisite Investors, if determined on or prior to the Effective Date), determine, after the latest of (i) the Effective Date and (ii) the date on which such Other Secured Claim becomes Allowed:

(i)
have its Allowed Other Secured Claim reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, including retention of any Lien securing an Allowed Other Secured Claim until such time that such Allowed Other Secured Claim is paid in full;

(ii)
receive payment in full in Cash including the payment of any interest at the non-default rate, if such interest is required to be paid pursuant to section 506(b) of the Bankruptcy Code, including retention of any Lien securing an Allowed Other Secured Claim until such time that such Allowed Other Secured Claim is paid in full;

(iii)	receive delivery of the collateral securing such Allowed Other Secured Claim;

(iv)
receive delivery of the distribution of the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral; or

(v)	such other recovery necessary to satisfy Bankruptcy Code section 1129.

(c)
Voting: Class 3I is Unimpaired.  Each Holder of an Other Secured Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  No Holder of an Other Secured Claim is entitled to vote to accept or reject the Plan.

4.4.12	Class 4A – Financial Claims (Eligible Participants and Investors).

(a)
Classification:  Class 4A consists of all Financial Claims of Eligible Participants and Investors.   Financial Claims that are not held by Eligible Participants or Investors are classified in Class 4B below.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Financial Claim in Class 4A agrees to a less favorable treatment, and in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Class 4A Financial Claims, each Holder of an Allowed Class 4A Financial Claim (including any Financial Claims acquired by any Investors after September 23, 2014) shall receive:

(i)	its Pro Rata share of the Class 4 New Common Units;

(ii)
its Pro Rata share of Rights to participate in the Rights Offering, provided, however, that (a) Holders of Class 4A Financial Claims that were held by the Investors as of September 23, 2014 will not receive Rights for any such Financial Claims, and (b) Holders of Class 4A Financial Claims that purchase Financial Claims held by Investors as of September 23, 2014 shall not receive Rights for such Financial Claims; and

(iii)	its Pro Rata share of the Warrants.

(c)	Voting: Class 4A is Impaired and each Holder of a Class 4A Financial Claim is entitled to vote to accept or reject the Plan.

4.4.13	Class 4B – Financial Claims (Other than Eligible Participants or Investors).

(a)	Classification: Class 4B consists of all Financial Claims not held by Eligible Participants or Investors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Financial Claim in Class 4B agrees to a less favorable treatment, and in full and final satisfaction, settlement, release and discharge of and in exchange for its Allowed Class 4B Financial Claims, each Holder of an Allowed Class 4B Financial Claim shall receive:

(i)	its Pro Rata share of the Class 4 New Common Units; and

(ii)	its Pro Rata share of the Warrants.

(c)	Voting: Class 4B is Impaired and each Holder of a Class 4B Financial Claim is entitled to vote to accept or reject the Plan.

4.4.14	Class 5 – Trade Claims.

(a)	Classification: Class 5 consists of all Trade Claims.

(b)
Treatment:   Except to the extent that a Holder of an Allowed Class 5 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed Class 5 Trade Claim, each Holder of Allowed Class 5 Trade Claims shall receive:

(i)
on or as soon as reasonably practicable after the later of the Effective Date and the date on which such Class 5 Claim becomes Allowed, subject to Article 4.4.14(c) herein, its Pro Rata share of Cash in an aggregate amount equal to $3 million; and

(ii)
(A) on or before March 1, 2016, its Pro Rata share of the Library Improvement or (B) in the event there is no Library Improvement and the Debtors or Reorganized Debtors instead pursue any SEI-GPI Cause of Action, its Pro Rata share of the SEI-GPI Cause of Action Creditor Recovery.

(c)
Escrow and Timing of Payments: On the Effective Date, the $3 million Cash amount referred to in Article 4.4.14(b)(i) herein shall be deposited into an escrow or similar segregated account that is acceptable to the Committee, the Debtors and the Requisite Investors (the “Escrow Account”), and shall be held in such account pending distribution to Holders of Allowed Trade Claims in accordance with the Plan.  The Library Improvement, if any, shall be distributed to Holders of Allowed Trade Claims after the Library Improvement is determined by the Board of the Reorganized Debtors, the Board of GGS Holdings and the Creditor Representative; provided, however, that the Library Improvement shall be distributed to Holders of Trade Claims on or before March 1, 2016; provided further that if there is no Library Improvement, the SEI-GPI Cause of Action Creditor Recovery shall be distributed to Holders of Trade Claims as soon as reasonably practicable after the receipt by the Reorganized Debtors of the SEI-GPI Cause of Action Aggregate Recovery, if any.

(d)	Voting: Class 5 is Impaired. Each Holder of a Class 5 Claim is entitled to vote to accept or reject the Plan.

4.4.15	Class 6 –Subordinated Claims.

(a)	Classification: Class 6 consists of Subordinated Claims.

(b)	Treatment: No Holder of a Subordinated Claim shall receive any Distribution on account of its Subordinated Claim. On the Effective Date, all Subordinated Claims shall be discharged.

(c)
Voting: Class 6 is Impaired.  Holders of Subordinated Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  No Holder of a Subordinated Claim is entitled to vote to accept or reject the Plan.

4.4.16	Class 7 – Equity Interests in GGS.

(a)	Classification: Class 7 consists of all Equity Interests in GGS.

(b)
Treatment:  No Holder of an Equity Interest in GGS shall receive any Distributions on account of its Equity Interest.  On and after the Effective Date, all Equity Interests in GGS shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)
Voting: Class 7 is Impaired.  Each Holder of an Equity Interest in GGS is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  No Holder of an Equity Interest in GGS is entitled to vote to accept or reject the Plan.

4.4.17	Class 8 — Intercompany Equity Interests

(a)	Classification: Class 8 consists of Equity Interests in Subsidiary Debtors.

(b)
Treatment:  Class 8 Intercompany Equity Interests shall be left unaltered and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.   As such, and except as otherwise stated in Article 5 of this Plan, Reorganized GGS shall own, directly or indirectly, all of the outstanding Equity Interests of its Subsidiaries on and after the Effective Date.

(c)	Voting: Class 8 is Unimpaired and not entitled to vote to accept or reject the Plan.

4.5	Intercompany Claims and Equity Interests

Notwithstanding anything herein to the contrary, on the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Reorganized Debtors and with the consent of the Requisite Investors, all Intercompany Claims and Intercompany Interests will be:  (a) preserved and reinstated, in full or in part; (b) cancelled and discharged, in full or in part; (c) eliminated or waived based on accounting entries in the Debtors’ or the Reorganized Debtors’ books and records and other corporate activities by the Debtors or the Reorganized Debtors; (d) contributed to the capital of the obligor entity or (e) otherwise compromised; provided, however, that in no event shall Intercompany Claims be Allowed or entitled to any Distribution under the Plan; and provided, further, that any Intercompany Claim owing, directly or indirectly, from a non-Debtor subsidiary or Affiliate, on one hand, to a Debtor or Reorganized Debtor, on the other hand, shall be and is hereby expressly preserved and retained under this Plan.

4.6	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, the Plan shall not affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including legal and equitable defenses or setoff or recoupment rights with respect thereto.

4.7	Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no holder of a Claim with respect to a specific voting Class for a Debtor timely submits a Ballot indicating acceptance or rejection of the Plan, such Class (with respect to such Debtor) will be deemed to have accepted the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

4.8	Subordinated Claims

The Debtors and the Reorganized Debtors reserve the right to seek to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination rights relating thereto, including under sections 510(b) and (c) of the Bankruptcy Code.

5.	IMPLEMENTATION OF THE PLAN

5.1	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court and any limitations set forth in the Backstop Conversion Commitment Agreement.

5.2	Other Restructuring Transactions

Following the Confirmation Date and except as expressly addressed in the Plan, the Debtors, with the consent of the Requisite Investors and in consultation with the Committee, may reorganize their corporate structure by eliminating certain entities (including non-Debtor entities) that are deemed no longer helpful, and may take all actions as may be necessary or appropriate to effect such transactions, including any transaction described in, approved by, contemplated by or necessary to effectuate the Plan or the Internal Reorganization (as defined below) contemplated by the Backstop Conversion Commitment Agreement, including:  (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, liquidation, domestication, continuation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, debt or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution with the appropriate governmental authorities pursuant to applicable law; and (d) all other actions that the Debtors, with the consent of the Requisite Investors and in consultation with the Committee, determine are necessary or appropriate, including making filings or recordings that may be required by applicable law; provided, that none of the foregoing shall impact the rights of Holders of Claims or Equity Interests with respect to the Distributions to be made under the Plan.  To the extent deemed helpful or appropriate to the Debtors or the Reorganized Debtors, the restructuring may, with the consent of the Requisite Investors in consultation with the Committee, be effected pursuant to sections 368 and 381 of the Internal Revenue Code, to preserve for the Debtors or the Reorganized Debtors the tax attributes of such entities.

5.3	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or the Confirmation Order: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of its Estate, and any property acquired by such Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests and other interests, except for Liens and obligations expressly established under the Plan (including in respect of the Exit Credit Facilities, as applicable); provided that nothing in this Section 5.3 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Administrative Claims Bar Date or the Claims Objection Bar Date, as applicable, unless otherwise ordered by the Bankruptcy Court.

The Reorganized Debtors, on and after the Effective Date, may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims (other than Trade Claims, which shall be the sole responsibility of the Creditor Representative) or Causes of Action (other than Avoidance Actions not released by the Plan, which shall be controlled by the Creditor Representative as set forth herein) without supervision or approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement.  For the avoidance of doubt, any and all SEI-GPI Causes of Action shall be vested in and controlled by the Reorganized Debtors on the Effective Date.

5.4	Appointment of Creditor Representative

Prior to the Confirmation Hearing, the Ad Hoc Group and the Committee shall jointly designate a representative for the entire Class of Trade Claims (the “Creditor Representative”) as of the Effective Date.  The Confirmation Order shall constitute the Bankruptcy Court’s approval of the designated Creditor Representative.  On the Effective Date, the Reorganized Debtors, GGS Holdings and the Creditor Representative shall enter into the Creditor Representative Agreement.

The Creditor Representative shall have the authority to retain counsel and advisors (which may be counsel and advisors to the Committee) in its sole discretion.  The costs and expenses of the Creditor Representative, including its counsel and advisors, shall be paid by the Reorganized Debtors subject to the Creditor Representative Budget.  The Reorganized Debtors shall, subject only to the Creditor Representative Budget, but upon receipt of a reasonably detailed invoiced (redacted for privilege and any other confidentiality concerns), pay to the Creditor Representative all of its reasonable, actual and documented fees and expenses (including the reasonable, actual and documented fees and costs of its counsel and advisors) without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise.

On and after the Effective Date, all Avoidance Actions other than those released by the Plan shall be transferred to the control of the Creditor Representative.  The Creditor Representative shall be free to settle, pursue or otherwise address or resolve the Avoidance Actions in its sole discretion without supervision or approval of the Reorganized Debtors or the Bankruptcy Court; provided, however, that the Creditor Representative may use any retained Avoidance Action solely for the purpose of setoff or recoupment against a Claim that would otherwise be Allowed, and in no event shall resolution of such Avoidance Action result in an affirmative recovery from any actual or potential defendant on such Avoidance Action.

On or after the Effective Date, the Creditor Representative shall assume sole responsibility for objecting to, settling and otherwise managing the reconciliation of Trade Claims without supervision or approval of the Reorganized Debtors.  The Creditor Representative may, in its sole discretion, object to, settle, allow or otherwise resolve Trade Claims without supervision or approval of the Reorganized Debtors.

Prior to the Effective Date, but only after the Committee has delivered to the Debtors the Committee Support Letter, objection to and settlement, allowance or resolution of Trade Claims shall be the primary responsibility of the Committee in consultation with the Debtors and the Investors.

The Creditor Representative shall be provided all information reasonably requested by it in connection with Trade Claims, Avoidance Actions (other than those released by the Plan) and payments received under the SEI-GPI Agreement and/or the Amended SEI-GPI Agreement.  The Reorganized Debtors shall also provide the Creditor Representative with access to all information and books and records necessary to discharge its duties hereunder and under the Creditor Representative Agreement.  For the avoidance of doubt, the Creditor Representative shall be treated as a successor-in-interest to the Debtors for purposes of the Trade Claims (other than any Claims related to the SEI-GPI Agreement), and thus, the transfer of any privileged documents to the Creditor Representative will not impair or waive any privilege

In addition to the foregoing, the Creditor Representative shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan and (ii) exercise such other powers as may be vested in the Creditor Representative by order of the Bankruptcy Court, pursuant to the Plan, in the Creditor Representative Agreement, or as deemed by the Creditor Representative to be necessary and proper to implement the provisions hereof.

5.5	Formation of Global Geophysical Services, LLC

In order to facilitate certain corporate governance matters following the Effective Date, the Company shall organize, prior to the commencement of the Rights Offering, GGS Holdings by filing the Initial Certificate of Formation with the Delaware Secretary of State.  Prior to the Effective Date, GGS Holdings will be a wholly owned subsidiary of the Company.  From and after the Effective Date, pursuant to an Internal Reorganization (as defined below) effected in accordance with the Backstop Conversion Commitment Agreement and the Plan, the Company will be a wholly owned subsidiary of GGS Holdings.

Subject to the terms and conditions of the Backstop Conversion Commitment Agreement and the Plan, the Debtors and GGS Holdings shall cause the following transactions to be completed in accordance with the timing set forth in the Backstop Conversion Commitment Agreement (such transactions being referred to as the “Internal Reorganization”): on the Effective Date (a) GGS Holdings shall issue and deliver the Rights Offering Shares in accordance with Article II of the Backstop Conversion Commitment Agreement and the Plan; (b) immediately prior to making the Holdings Contribution, GGS Holdings shall redeem the limited liability company interests of GGS Holdings held by the Company for cash pursuant to the terms of the Initial Limited Liability Company Agreement; (c) immediately after GGS Holdings delivers the Rights Offering Shares to the Rights Holders, in accordance with the Backstop Conversion Commitment Agreement and the Plan, and redeems the GGS Holdings limited liability company interests, GGS Holdings shall (x) contribute the Rights Offering Proceeds received from the Subscription Agent, the Warrants, and a number of New Common Units equal to the Class 4 New Common Units plus the Investor Shares to the Company (the “Holdings Contribution”) in exchange for (y) the issuance by the Company of 1000 shares of New Common Stock to GGS Holdings, which after giving effect to the cancellation of the existing capital stock of the Company in accordance with the Plan, shall represent the entire issued and outstanding capital stock of the Company and therefore the Company shall be a wholly-owned subsidiary of GGS Holdings; and (d) the Company shall complete the DIP Conversion in accordance with Article III of the Backstop Conversion Commitment Agreement and the Plan immediately following the Holdings Contribution, and the Terms B Loans converted in the DIP Conversion shall be automatically cancelled.

For U.S. federal income tax purposes, GGS Holdings will elect to be treated as an association taxable as a corporation and its common units, including the New Common Units, will be characterized as common stock.

5.6	Cancellation of Existing Agreements, Notes and Equity Interests

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Indentures for the Senior Notes, and any other Certificate, Equity Interest, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated or otherwise are continuing as modified pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any obligations thereunder and shall be released and discharged therefrom; provided that (x) the Senior Notes Indentures shall remain in effect and govern the rights and obligations of the Indenture Trustee and the beneficial holders of notes issued under such Indentures, including to effectuate any charging liens permitted under the Indentures, respectively and (y) any obligations of the Debtors and GGS Holdings in the Backstop Conversion Commitment Agreement that by their terms are to be satisfied after, or are otherwise stated to survive, the closing of the Backstop Conversion Commitment Agreement shall be the obligations of the Reorganized Debtors.

5.7	New Common Units

On the Effective Date, the Amended and Restated Limited Liability Company Agreement shall authorize the issuance of at least 10 million New Common Units, and GGS Holdings shall issue or reserve for issuance a sufficient number of New Common Units to comply with the terms of this Plan, the Rights Offering, the Backstop Conversion Commitment Agreement, the Warrant Agreement and the New Emergence MIP.  The New Common Units issued or otherwise delivered in connection with the Plan, including in connection with the consummation of the Rights Offering, the Backstop Conversion Commitment Agreement, or upon exercise of the Warrants, and options or other equity awards issued pursuant to the New Emergence MIP, shall be authorized without the need for further corporate action or without any further action by any Person, and once issued, shall be duly authorized, validly issued, fully paid and non-assessable.

Each certificate or book entry position evidencing New Common Units issued pursuant to the Backstop Conversion Commitment Agreement or the Plan, including the Shares to be issued in the Rights Offering, Term B Loans Conversion Shares, and New Common Units issued in respect of Financial Claims or upon the exercise of Warrants), shall, (i) in the case of book entry position, reflect, and (ii) in the case of certificates, be stamped or otherwise imprinted with a legend (the “LLC Agreement Legend”) in substantially the following form, with only such amendments, modifications, supplements or changes as are in form and substance satisfactory to the Company and the Requisite Investors:

“THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [●] (THE “AGREEMENT”), AND AN AMENDED AND RESTATED CERTIFICATE OF FORMATION (THE “CERTIFICATE”) OF GLOBAL GEOPHYSICAL SERVICES, LLC (THE “COMPANY”), EACH AS MAY BE AMENDED FROM TIME TO TIME.  THE AGREEMENT CONTAINS PROVISIONS LIMITING THE RIGHTS OF CERTAIN HOLDERS, INCLUDING, WITHOUT LIMITATION, RESTRICTIONS ON SALES, TRANSFERS AND OTHER DISPOSITIONS OF UNITS (INCLUDING A PROHIBITION ON TRANSFERS THAT WOULD RESULT IN THE NUMBER OF RECORD HOLDERS OF ANY CLASS OF UNITS OF THE COMPANY TO EXCEED 275 HOLDERS OVERALL).  COPIES OF THE CERTIFICATE AND THE AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.  HOLDERS OF THE UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

Any and all distributions and issuances of New Common Units to the Investors under this Plan or the Backstop Conversion Commitment Agreement, officers and other employees of Reorganized GGS or GGS Holdings pursuant to the New MIPs to the extent determined by the Company and the Requisite Investors (each, a “Management Holder”) and the beneficial holders of a certain percentage of the Financial Claims or New Common Units (with such percentage and whether the percentage is determined with reference to the Financial Claims or the New Common Units as determined by the Company and the Requisite Investors) (each, a “Significant Holder”) shall be issued in the name of such person as the holder of record thereof.   All other distributions and issuances of New Common Units under this Plan or pursuant to the Rights Offering shall be issued in the name of the broker, dealer, commercial bank, trust company or other nominee (each, a “Nominee”) that acts as the DTC participant for the Senior Notes Claims giving rise to the right to receive such New Common Units pursuant to this Plan or the Rights Offering as the holder of record thereof.

Each of the Investors, Management Holders (to the extent required pursuant to this Plan) and Significant Holders shall be required, as a condition to receiving its New Common Units, to execute and deliver a joinder to the Amended and Restated Limited Liability Company Agreement; provided that each such Holder of New Common Units will be deemed bound to the terms of the Amended and Restated Limited Liability Company Agreement from and after the Effective Date even if not a signatory thereto.  To the extent that any New Common Units are not distributed to Significant Holders who would otherwise be entitled to receive such units within six months of the Effective Date due to a failure of such Significant Holder to become a signatory to the Amended and Restated Limited Liability Company Agreement, such New Common Units shall be treated as Unclaimed Property in accordance with Section 9.9 of this Plan.

As of the Effective Date, as a condition of receiving any distribution of New Common Units under the Plan or pursuant to the Rights Offering, each Nominee that receives New Common Units shall be deemed to be bound by the Amended and Restated Limited Liability Company Agreement as if an original party thereto.

All New Common Units shall be issued in book-entry form; provided, however, that any holder of record that executes a joinder to the Amended and Restated Limited Liability Company Agreement in accordance with the terms thereof, including the Investors, Management Holders and Significant Holders, may require the Company to issue New Common Units held of record thereby in certificated form in accordance with the terms of the Amended and Restated Limited Liability Company Agreement.

5.8	Rights Offering

5.8.1  Generally

GGS Holdings will implement the Rights Offerings in accordance with the Backstop Conversion Commitment Agreement and the Rights Offerings Procedures.

5.8.2  Eligible Participants

The Rights shall be issued only to Eligible Participants.

A HOLDER OF A FINANCIAL CLAIM THAT DOES NOT DULY COMPLETE, EXECUTE AND TIMELY DELIVER A CERTIFICATION FORM TO THE SUBSCRIPTION AGENT ON OR BEFORE NOVEMBER 7, 2014 AT 5:00 P.M. (EASTERN TIME) CANNOT PARTICIPATE IN THE RIGHTS OFFERING.

5.8.3  Securities Offered

 Pursuant to the Plan and the Backstop Conversion Commitment Agreement, GGS Holdings will issue Rights to acquire up to the Maximum Rights Offering Share Amount, representing approximately 37.41% of the total New Common Units of GGS Holdings, subject to dilution on account of the Warrants, the New MIPs and other future equity issuances.  Pursuant to the Plan and the Backstop Conversion Commitment Agreement, GGS Holdings will initially be a wholly owned subsidiary of the Company, and from and after the Effective Date following the Internal Reorganization, Reorganized GGS will be a wholly owned subsidiary of GGS Holdings.  The total number of Rights and the corresponding number of New Common Units actually available for subscription in the Rights Offering is subject to reduction based on the calculation of the Projected Cash Balance as of December 31, 2014 (determined in accordance with the Plan and the Backstop Conversion Commitment Agreement).  The Required Combined Offering and Conversion Amount will be reduced if the Projected Cash Balance increases, but in no event shall the New Common Units issued in the Rights Offering be reduced below the Minimum Rights Offering Share Amount.  The actual number of Rights and corresponding number of New Common Units available in the Rights Offering, after giving effect to any such reduction, is the Rights Offering Offered Share Amount and is determined in accordance with the Plan, the Backstop Conversion Commitment Agreement and the Rights Offering Procedures.

The following represents the maximum, base and minimum Rights Offering Offered Share Amounts based upon variances in the Projected Cash Balance, as set forth below:

	Maximum Rights Offering Share Amount	Base Rights Offering Share Amount	Minimum Rights Offering Share Amount
Projected Cash Balance	<-$11.2 million	-$6.0 million	>$5 million
Required Combined Offering and Conversion Amount	$68.1 million	$62.9 million	$51.9 million
Rights Offering Offered Share Amount	3,740,544 New Common Units	3,453,096 New Common Units	2,849,657 New Common Units
% of Outstanding New Common Units as of Effective Time (assuming all Rights are exercised)	37.41%	34.53%	28.50%

Each Eligible Participant has the right, but not the obligation, to purchase all or a portion of its Pro Rata Rights Offering Share Amount (as defined below), subject to any Reduction as set forth in the following paragraph.

In the event that the Rights Offering Offered Share Amount is less than the Maximum Rights Offering Share Amount, an aggregate number of Rights equal to the Maximum Rights Offering Share Amount minus the Rights Offering Offered Share Amount (the “Reduction”) shall be deemed automatically cancelled without any further action by the Company or GGS Holdings.  Each Rights holder shall have a number of Rights equal to their pro rata share (based on the number of Rights initially issued to such Rights holder assuming the Maximum Rights Offering Share Amount is available in the Rights Offering) of the Reduction cancelled without any further action by the Company or GGS Holdings and, to the extent that any subscribing Rights holder has paid the Rights Offering Subscription Price with respect to such cancelled Rights, the Subscription Agent shall refund such amounts to such subscribing Rights holder, as provided in the Rights Offering Procedures.

5.8.4  Subscription Price

Each Right will entitle its holder to purchase one New Common Unit at the Rights Offering Subscription Price of $8.0887 per unit, representing a 15% discount to the per unit equity value, prior to giving effect to dilution from the New MIP Common Units and derived from the implied enterprise value of the Reorganized Debtors on the Effective Date of $190 million as restructured under the Plan.

5.8.5  Rights Exercise Form

In order to exercise Rights, an Eligible Participant must duly complete, execute and timely deliver the Rights Exercise Form, along with payment of the Rights Offering Subscription Price for each share subscribed, in accordance with the Rights Offering Procedures.  The Rights Exercise Form shall provide, among other things, that the Rights Offering Shares shall be subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement of GGS Holdings and that, if required in accordance with the distribution procedures established by the Plan, the Subscribing Participant will execute a joinder to the Amended and Restated Limited Liability Company Agreement.

5.8.6  Subscription Privilege

Each Eligible Participant (other than an Investor under the Backstop Agreement or its Permitted Claim Transferees with respect to Senior Notes Claims held by an Investor on September 23, 2014) may (after giving effect to the Reduction) subscribe for a number of Rights Offering Shares equal to the product of (a) the resulting quotient of (x) the aggregate amount of Financial Claims owned by such Eligible Participant divided by (y) $116.8 million,2 multiplied by (b) the Rights Offering Offered Share Amount.

5.8.7  Escrow of Rights Offering Proceeds

All Rights Offering Proceeds shall be deposited when made and held in escrow by the Subscription Agent pending the Effective Date of the Plan in an account or accounts (a) which shall be separate and apart from the Subscription Agent’s general operating funds and from any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the sole purpose of holding the Rights Offering Proceeds for administration of the Rights Offering.

The Subscription Agent shall not use the Rights Offering Proceeds for any purpose other than to release such funds as directed by the Debtors pursuant to the Plan on the Effective Date and shall not encumber or permit the Rights Offering Proceeds to be encumbered, by any lien or similar encumbrance.  No interest will be paid on account of any Rights Offering Proceeds or other amounts paid in connection with the Rights Offering under any circumstances. The Rights Offering Proceeds shall not be property of the Debtors’ estates until the occurrence of the Effective Date, and shall be used solely to repay amounts outstanding under the DIP Credit Agreement.

____________________
2  This amount is equal to (i) the amount of the Financial Claims minus (ii) the amount of the Excluded Financial Claims.

5.8.8  Duration of the Rights Offering

The Rights Offering will commence on the day upon which the  Rights Exercise Form is first mailed or made available to Eligible Participants (the “Rights Offering Commencement Date”), which the Debtors estimate to be as soon as practicable after the Certification Deadline, but no later than Friday, November 14, 2014.

The Rights Offering will EXPIRE at 5:00 p.m. (Eastern Time) on Thursday, December 4, 2014 (as may be extended in accordance with the Rights Offering Procedures, the “Rights Offering Expiration Date”); provided, however, that if the Rights Offering Commencement Date occurs after November 14, 2014, then the Rights Offering Expiration Date shall be automatically extended by the same number of days to have passed between November 14, 2014 and the Rights Offering Commencement Deadline. Unexercised Rights will be cancelled on the Rights Offering Expiration Date.

The period commencing on the Rights Offering Commencement Date and ending on the Rights Offering Expiration Date is the “Rights Exercise Period.”

Each Eligible Participant intending to participate in the Rights Offering must affirmatively make a binding election to exercise its Rights on or prior to the Rights Offering Expiration Date, and submit payment by wire transfer of immediately available funds in an amount equal to the Aggregate Rights Offering Subscription Price (assuming that the Required Combined Offering and Conversion Amount is available in the Rights Offering and therefore without giving any effect to any Reduction) so that such payment is actually received by the Subscription Agent on or prior to the Rights Offering Expiration Date.

An Eligible Participant shall be deemed to have relinquished and waived all rights to participate in the Rights Offering to the extent the Subscription Agent for any reason does not receive from an Eligible Participant, on or before the Rights Offering Expiration Date, (i) a duly completed Rights Exercise Form and (ii) immediately available funds by wire transfer for the Rights Offering Subscription Price with respect to the Rights the Eligible Participant is exercising in such Rights Exercise Form.

Any attempt to exercise any Rights after the Rights Offering Expiration Date shall be null and void and the Debtors shall not honor any Rights Exercise Form or other documentation received by the Subscription Agent relating to such purported exercise after the Rights Offering Expiration Date, regardless of when such Rights Exercise Form or other documentation was sent.

THE METHOD OF DELIVERY OF THE RIGHTS EXERCISE FORM AND ANY OTHER REQUIRED DOCUMENTS BY EACH ELIGIBLE PARTICIPANT IS AT SUCH ELIGIBLE PARTICIPANT’S OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN SUCH RIGHTS EXERCISE FORM, PAYMENT AND OTHER DOCUMENTATION ARE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT.  IN ALL CASES, EACH ELIGIBLE PARTICIPANT SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY PRIOR TO THE RIGHTS OFFERING EXPIRATION DATE.

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of Rights shall be addressed in accordance with the Rights Offering Procedures.

5.8.9  Exercise of Rights

In order to participate in the Rights Offering, each Eligible Participant must affirmatively make a binding election to exercise all or a portion of its Rights on or prior to the Rights Offering Expiration Date.  The exercise of the Rights shall be irrevocable unless the Rights Offering is not consummated by the date of termination of the Backstop Conversion Commitment Agreement.

The Debtors and GGS Holdings expect that the Amended and Restated Limited Liability Company Agreement will contain important information about the rights, obligations and other terms related to the New Common Units, membership in GGS Holdings and the governance of GGS Holdings, including without limitation, tag-along, drag-along and approved sale provisions, transfer restrictions, pre-emptive rights, registration rights, director designation rights and information access rights.  Additional information regarding these and similar potential provisions, some of which may affect the rights of minority holders of New Common Units, is set forth in Section 6.2 of this Plan.  Eligible Participants are strongly encouraged, prior to exercising their Rights, to carefully review the Amended and Restated Limited Liability Company Agreement when it becomes available. Copies of the Amended and Restated Limited Liability Company Agreement and the Amended and Restated Certificate of Formation of GGS Holdings will be available from the Subscription Agent or the Debtors’ restructuring website (http://cases.primeclerk.com/ggs/) no later than ten days prior to the Rights Offering Expiration Date (as defined in the Rights Offering Procedures).

In order to exercise Rights, each Eligible Participant must submit a Rights Exercise Form indicating the whole number of Rights Offering Shares (up to such Eligible Participant’s Pro Rata Rights Offering Offered Share Amount) that such participant elects to purchase, along with payment by wire transfer of immediately available funds in an amount equal to the product of (a) the number of Rights Offering Shares such Eligible Participant elects to purchase multiplied by (b) the Rights Offering Subscription Price, so that the Rights Exercise Form and such payment are actually received by the Subscription Agent on or before the Rights Offering Expiration Date in accordance with the Rights Offering Procedures.  Subscriptions may only be made in a minimum initial amount of Rights to subscribe for 12,500 New Common Units and thereafter in additional increments of 2,500 New Common Units.

5.8.10  Transfer Restrictions

THE RIGHTS ARE NOT TRANSFERABLE OR ASSIGNABLE.  RIGHTS MAY ONLY BE EXERCISED BY OR THROUGH THE ELIGIBLE PARTICIPANT ENTITLED TO EXERCISE SUCH RIGHTS AS OF THE RIGHTS OFFERING RECORD DATE.  ANY TRANSFER OF RIGHTS WILL BE NULL AND VOID, AND THE DEBTORS AND GGS HOLDINGS WILL NOT TREAT ANY PURPORTED TRANSFEREE OF ANY RIGHT AS AN ELIGIBLE HOLDER OF SUCH RIGHT.  IN ADDITION, SUBJECT TO ANY REDUCTION, ONCE AN ELIGIBLE PARTICIPANT HAS PROPERLY EXERCISED ITS RIGHTS, SUCH EXERCISE CANNOT BE REVOKED, RESCINDED OR ANNULLED FOR ANY REASON OTHER THAN AS EXPRESSLY PROVIDED HEREIN.

5.8.11  Issuance of the Rights Offering Shares

On or as soon as practicable after the Effective Date, GGS Holdings shall issue the Rights Offering Shares, in exchange for payment therefor, to those Eligible Participants, that, in accordance with this Plan and the Rights Offering Procedures, validly exercised their respective Rights to participate in the Rights Offering and paid the appropriate Rights Offering Subscription Price for each Right to the Subscription Agent.

No fractional New Common Units will be issued.  Each Eligible Participant’s Pro Rata Rights Offering Share Amount will be rounded down to the nearest whole unit.  No compensation shall be paid in respect of such adjustment.

5.8.12  Use of Rights Offering Proceeds on Effective Date

All funds paid by the Rights Holders to the Subscription Agent in connection with the valid and proper exercise of their Rights pursuant to the Rights Offering, without any deductions for fees or expenses (the “Rights Offering Proceeds”) (a) shall be (i) paid to GGS Holdings by the Subscription Agent upon the occurrence of the Effective Date, and then (ii) contributed by GGS Holdings, upon receipt from the Subscription Agent and immediately after the issuance of the Rights Offering Shares by GGS Holdings (to be made available to the Rights Holders) to the Company in accordance with Section 7.22 of the Backstop Conversion Commitment Agreement and (iii) used by the Company, upon receipt of the funds by the Company from GGS Holdings, to reduce the outstanding principal amount of Term B Loans owed under the DIP Credit Agreement by paying such Rights Offering Proceeds to the DIP Agent on behalf of the DIP Lenders that hold Term B Loans in accordance with the terms of the DIP Credit Agreement, the Plan and the applicable provisions the Backstop Conversion Commitment Agreement, and (b) shall reduce the amount of New Common Units to be delivered to the DIP Lenders that hold Term B Loans in connection with the DIP Conversion in partial satisfaction of the outstanding principal amount owed by the Company with respect to the Term B Loans.

5.8.13  DIP Conversion

 In exchange for the Commitment Premium, and as part of a global compromise reflected in this Plan, the Investors have agreed, subject to the terms and conditions in the Backstop Conversion Commitment Agreement, to convert their pro rata portions of not less than $51.9 million and not greater than $68.1 million of the aggregate outstanding principal amount of the Term B Loans into New Common Units, which amount shall include all Rights Offering Unsubscribed Shares.  For the avoidance of doubt, the Investors shall not be required to fund additional Cash in respect of their DIP Conversion.

5.8.14  Refund of Payments

All exercises of Rights are subject to and conditioned upon confirmation of the Plan and the occurrence of the Effective Date. In the event that the Plan is not confirmed and consummated on or prior to termination of the Backstop Agreement, all Rights Offering Funds held by the Subscription Agent will be refunded, without interest, to each respective Eligible Participant as soon as reasonably practicable.

Any over-payments actually paid by any Eligible Participant to the Subscription Agent shall be refunded, without interest, as soon as reasonably practicable after refund amounts are determined by the Subscription Agent, provided that the Subscription Agent shall use commercially reasonable efforts to refund such amounts no later than twenty (20) Business Days after the Effective Date.

5.8.15  Modifications

Notwithstanding anything contained in the Plan or the Rights Offering Procedures to the contrary, the Debtors may, with the consent of the Requisite Investors and the Committee, modify the Rights Offering Procedures or adopt such additional detailed procedures to more efficiently administer the exercise of the Rights.

5.8.16  Certain Conditions

The closing of the Rights Offering is conditioned on the consummation of the Plan.  Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts.

5.8.17  Exemption From Securities Act Registration

Each Right and the Rights Offering Shares are being distributed and issued by GGS Holdings without registration under the Securities Act, in reliance upon the exemption provided in section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

None of the Rights distributed in connection with the Rights Offering Procedures have been or will be registered under the Securities Act, nor any State, local or foreign law requiring registration for offer or sale of a security.  As described herein, no Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Rights, the Rights Offering Shares or the New Common Units) (in each case, a “Transfer”).

None of the Rights Offering Shares (which, for the avoidance of doubt does not include the Term B Loans Conversion Shares) have been registered or will be registered under the Securities Act, nor any state, local or foreign law requiring registration for offer or sale of a security, and no Rights Offering Shares may be Transferred except pursuant to an exemption from registration under the Securities Act, such as the exemption from registration provided by Rule 144 thereunder, when available.

Each certificate or book entry position evidencing a Rights Offering Share issued upon exercise of a Right, and each certificate or book entry position evidencing such New Common Units issued in exchange for or upon the Transfer of any such Rights Offering Share, shall reflect or be stamped or otherwise imprinted with a legend in substantially the following form, with only such amendments, modifications, supplements or changes as are in form and substance satisfactory to GGS Holdings, the Company and the Requisite Investors in consultation with the Committee:

“THE UNITS REPRESENTED HEREBY WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND EXCEPT IN COMPLIANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS.”

“THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [●] (THE “AGREEMENT”), AND AN AMENDED AND RESTATED CERTIFICATE OF FORMATION (THE “CERTIFICATE”) OF GLOBAL GEOPHYSICAL SERVICES, LLC (THE “COMPANY”), EACH AS MAY BE AMENDED FROM TIME TO TIME.  THE AGREEMENT CONTAINS PROVISIONS LIMITING THE RIGHTS OF CERTAIN HOLDERS, INCLUDING, WITHOUT LIMITATION, RESTRICTIONS ON SALES, TRANSFERS AND OTHER DISPOSITIONS OF UNITS (INCLUDING A PROHIBITION ON TRANSFERS THAT WOULD RESULT IN THE NUMBER OF RECORD HOLDERS OF ANY CLASS OF UNITS OF THE COMPANY TO EXCEED 275 HOLDERS OVERALL).  COPIES OF THE CERTIFICATE AND THE AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.  HOLDERS OF THE UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

5.9	The Warrants

5.9.1  Issuance

The Warrants will be issued pursuant to the terms of this Plan and the Warrant Agreement, entitling holders of the Warrants, on a pro rata basis, to purchase up to approximately 10% of the New Common Units, on the terms and conditions set forth in the Warrant Agreement.

5.9.2  Exercise Price and Other Terms

Each Warrant will have a 4-year term (commencing on the Effective Date) and will be exercisable for one New Common Unit, subject to anti-dilution protection as provided below, for $14.1000 per share, reflecting a total implied enterprise value of $235 million for GGS Holdings and the Reorganized Debtors.  Any Warrants not exercised by the Warrant Expiration Date shall automatically expire.  Fractional Warrants shall not be issued and any such fractional Warrants will be rounded up or down to the nearest whole number.

5.9.3  Restrictions on Exercise

Warrants will not be exercisable if prior to, or as a result of, such exercise GGS Holdings has or will have more than 275 holders of record of New Common Units, determined in accordance with Rule 12g5-1 under the Securities Exchange Act of 1934.

5.9.4  Anti-Dilution Protection

The Warrant Agreement will contain customary provisions for the adjustment of the New Common Units issuable upon exercise following organic dilutive events such as unit splits, unit dividends, combinations, issuance of preferred units and similar transactions.

5.9.5  Voting and Other Rights

Holders of Warrants will not be entitled to any voting rights of holders of New Common Units until, and to the extent, they have validly exercised their Warrants; provided, however, that for so long as the exercisable Warrants represent, on an as converted basis, a to-be-determined percentage or more of the fully diluted New Common Units, GGS Holdings will not, without the consent of the Holders of a majority of the Warrants entitled to vote on such matter, do or permit certain acts as more fully described in the Warrant Agreement.

5.9.6  Form and Transferability

Each Warrant distributed under the Plan will be issued by crediting the account of the Nominee of the beneficial holder of the Allowed Financial Claim to which such Warrant is being issued through the book-entry system maintained by DTC or its agent.  GGS Holdings shall issue one or more global warrants certificates in the form to be attached to the Warrant Agreement to DTC or its nominee evidencing all such Warrants.  The Warrants shall be freely transferrable, on the same terms and conditions as the New Common Units.

5.10	Exemption from Registration

The offer, issuance, sale or distribution under the Plan of the (a) New Common Units to Holders of Class 4A and Class 4B Financial Claims (other than any Rights Offering Shares issued to such Holders of Class 4A Financial Claims), (b) Term B Loans Conversion Shares and Commitment Premium Shares, (c) Warrants, and (d) New Common Units issuable upon the exercise of the Warrants, shall all be exempt from registration under Section 5 of the Securities Act (or any State or local law requiring registration for offer or sale of a security) under, and to the extent provided by, section 1145 of the Bankruptcy Code.

The Rights and the Rights Offering Shares shall all be issued without registration in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and will be “restricted securities.”

The New Common Units or other securities underlying the New MIPs will be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.

All securities described in this Section 5.10 were offered, distributed and sold pursuant to the Plan.

5.11	Exit Financing

On the Effective Date, the applicable Reorganized Debtors or Reorganized GGS, as the case may be, shall execute and deliver, as applicable, (a) the Exit Term Credit Agreement, (b) the Exit Revolver Credit Agreement, and (c) all related documents, including the Exit Credit Facility Documents to which the applicable Reorganized Debtors are intended to be a party on the Effective Date. All such documents are incorporated herein by reference, and shall become effective in accordance with their terms and the Plan.

Confirmation of the Plan shall be deemed (a) approval of the Exit Credit Facilities and all transactions contemplated hereby and thereof (including additional syndication of the Exit Credit Facilities (if any)), and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, expenses, losses, damages, indemnities and other amounts provided for by the Exit Credit Facility Documents, and (b) authorization for the Reorganized Debtors to enter into and perform under the Exit Credit Facility Documents.  The Exit Credit Facility Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the Exit Credit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the liens and security interests to be granted in accordance with the Exit Credit Facility Documents (a) shall be deemed to be approved; (b) shall be legal, binding and enforceable liens on, and security interests in, the collateral granted under respective Exit Credit Facility Documents in accordance with the terms of the Exit Credit Facility Documents; (c) shall be deemed perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the Exit Credit Facility Documents, and the priorities of such liens and security interests shall be as set forth in the respective Exit Credit Facility Documents; and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.  The Reorganized Debtors and the secured parties (and their designees and agents) under such Exit Credit Facility Documents are hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection of the liens and security interests granted under the Exit Credit Facility Documents shall occur automatically on the Effective Date by virtue of the entry of the Confirmation Order and funding on or after the Effective Date, and any such filings, recordings, approvals and consents shall not be necessary or required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such Holder, has filed or recorded any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, Reorganized GGS or any administrative agent under the Exit Credit Facility Documents that are necessary to cancel and/or extinguish such liens and/or security interests (it being understood that such liens and security interests held by Holders of Secured Claims that are satisfied on the Effective Date pursuant to the Plan shall be automatically canceled/or extinguished automatically on the Effective Date by virtue of the entry of the Confirmation Order).

5.12	Deregistration

Both Reorganized GGS and GGS Holdings expect to have fewer than 300 record holders of New Common Stock and New Common Units, respectively, on and after the Effective Date and intend to seek a suspension of SEC reporting under the Exchange Act and to terminate all effective registration statements under the Securities Act, subject to and in accordance with the Backstop Conversion Commitment Agreement.

5.13	Section 1146 Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or to any other Person, pursuant to, in contemplation of, or in connection with the Plan (including any transfer pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Exit Credit Facilities; (e) the issuance, transfer or exchange under the Plan of New Common Units, the Rights, the Rights Offering Shares, Warrants or the New MIP Common Units; (f) the Backstop Conversion Commitment Agreement (including the Internal Reorganization contemplated thereby); or (g) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, sales and use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment.  The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

5.14	Preservation of Causes of Action

Except as otherwise expressly provided in the Plan or Confirmation Order, each and every Cause of Action, right of setoff and other legal and equitable defenses of any Debtor or any Estate are preserved for the benefit of the Reorganized Debtors (and with respect to Avoidance Actions, the Creditor Representative) and, along with the exclusive right to enforce such Cause of Action (other than Avoidance Actions, which the Creditor Representative shall have the exclusive right to enforce to the extent set forth in the Plan) and rights, shall vest exclusively in Reorganized Debtors (and with respect to Avoidance Actions, the Creditor Representative) as of the Effective Date; provided that nothing in this Article 5.14 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claim Objection Bar Date unless otherwise ordered by the Bankruptcy Court.  Unless a Cause of Action is expressly waived, relinquished, released or compromised in the Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve such Cause of Action for later adjudication and, accordingly, no doctrine of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), laches or other preclusion doctrine shall apply to such Cause of Action as a consequence of the Confirmation, the Plan, the vesting of such Cause of Action (other than Avoidance Actions, which shall vest in the Creditor Representative on the Effective Date) in Reorganized Debtors, any order of the Bankruptcy Court or these Chapter 11 Cases.  No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as an indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue such Cause of Action against them.  The Debtors or Reorganized Debtors, as applicable, instead expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan, including without limitation, all Causes of Action against SEI-GPI JV LLC (“SEI-GPI”), Richard Degner, Bancolombia, and their respective Affiliates and insiders. Without limiting any the foregoing, the Reorganized Debtors shall retain the Retained Causes of Action described in the Plan Supplement.

Notwithstanding anything to the contrary herein, on the Effective Date of the Plan, all Avoidance Actions other than those released by the Plan shall be transferred to and vest in the Creditor Representative.  The Creditor Representative shall have standing and be free to settle, pursue or otherwise address the Avoidance Actions in its sole discretion; provided, however, that the Creditor Representative may use any such retained Avoidance Actions solely for the purpose of setoff or recoupment against a Claim that would otherwise be Allowed, and in no event may such Avoidance Action result in an affirmative recovery from any actual or potential defendant.  The Debtors and the Reorganized Debtors, as the case may be, expressly reserve, on behalf of the Creditor Representative, all of the Creditor Representative’s rights to prosecute any and all Avoidance Actions against any Holder of a Claim to the extent set forth in the Plan.

Prior to the Effective Date, the Committee may investigate potential Avoidance Actions; provided, that the Committee will consult with the Ad Hoc Group and the Debtors on any and all matters relating to potential prosecution of Avoidance Actions and will not take any actions with regard to any such Avoidance Actions that are adverse to the restructuring provided for herein.

Prior to the Effective Date, the Committee may also investigate any potential SEI-GPI Cause of Action and consult with the Ad Hoc Group and the Debtors prior to taking any actions, including without limitation commencing any litigation or seeking derivative standing to commence litigation, with regard thereto.

5.15	Effectuating Documents and Further Transactions

The Debtors, the Reorganized Debtors or GGS Holdings as applicable, may take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including the Distribution of the securities to be issued pursuant hereto in the name of, and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto; provided that after the Confirmation Date (but prior to the Effective Date) the Debtors shall consult with and, to the extent required by the terms of the Backstop Conversion Commitment Agreement, seek the consent of the Requisite Investors on such actions subject to the terms of the Backstop Conversion Commitment Agreement.  The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate), pursuant to applicable law, and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

5.16	Reinstatement of Interests in Debtor Subsidiaries

Other than as described in Article 5.5 of this Plan, each Reorganized Debtor shall be deemed to have issued authorized new equity securities to the Reorganized Debtor that was that Debtor’s corporate parent prior to the Effective Date so that each Reorganized Debtor will retain its 100% ownership of its pre-Petition Date Debtor subsidiaries.  The Debtors may modify the foregoing at any time in their unfettered discretion with the consent of the Requisite Investors.

5.17	Intercompany Account Settlement

The Debtors and Reorganized Debtors, and their respective subsidiaries, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors (as applicable) to satisfy their obligations under the Plan, subject to and in accordance with the Backstop Conversion Commitment Agreement.

5.18	Fees and Expenses of the Indenture Trustee

Reasonable and documented fees and expenses incurred by the Indenture Trustee during the pendency of the Chapter 11 Cases, solely in its capacity as such, shall, without duplication and after review and consent by the Requisite Investors and to the extent unpaid by the Debtors prior to the Effective Date, be Allowed Administrative Claims and paid by the Reorganized Debtors without further Bankruptcy Court approval upon the submission of reasonably detailed invoices (subject to redaction for any privilege) to the Reorganized Debtors, counsel to the Investors, counsel to the DIP Lenders, the U.S. Trustee and the Committee.

6.	CORPORATE GOVERNANCE AND MANAGEMENT

6.1	Organizational Documents

On or as of the Effective Date, the Reorganized GGS Organizational Documents shall prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code.  The Amended and Restated Certificate of Formation will be filed prior to the Effective Date with the applicable authority in the jurisdiction of formation in accordance with the limited liability company laws of its jurisdiction of formation.  The Reorganized GGS Certificate of Incorporation will be filed on or as soon as reasonably practicable after the Effective Date with the applicable authority in the jurisdiction of incorporation in accordance with the corporate laws of its jurisdiction of incorporation.

6.2	Amended and Restated Limited Liability Company Agreement

The Amended and Restated Limited Liability Company Agreement is expected to contain provisions regarding the rights, powers, duties, obligations, preferences and privileges attributable to the New Common Units and membership in GGS Holdings, the governance of GGS Holdings and other related matters, which may include, without limitation, the following:

•
Transfer Restrictions. The Amended and Restated Limited Liability Company Agreement may contain provisions restricting the transfer of New Common Units through, among other things, drag-along rights, tag-along rights and maximum number of registered holder restrictions.

•
Preemptive Rights. The Amended and Restated Limited Liability Company Agreement may contain provisions regarding preemptive rights to participate in certain future issuances of equity securities by GGS Holdings.

•
Registration Rights. The Amended and Restated Limited Liability Company Agreement may contain provisions providing for registration rights, including short, long form and shelf demand registration rights and piggyback registration rights with respect to certain registered offerings, subject to customary cutback provisions.

•
Board of Managers and Governance. The Amended and Restated Limited Liability Company Agreement may contain provisions establishing the governance and administrative structure of GGS Holdings, including without limitation, regarding the size and term of the New Board of Managers, designation rights, consent rights, indemnification rights and fiduciary duties.

•	Information Rights. The Amended and Restated Limited Liability Company Agreement may contain provisions regarding access to monthly, quarterly and annual financial and operating information.

•	Amendment. The Amended and Restated Limited Liability Company Agreement may contain provisions regarding the process for amendments of such agreement.

•
Other Terms:  The Amended and Restated Limited Liability Company Agreement is expected to contain additional terms which will be acceptable to the Debtors, the Requisite Investors and the Committee and memorialized in the Amended and Restated Limited Liability Company Agreement filed with the Plan Supplement (the form and substance of which will be consented to by the Requisite Investors and the Committee).

6.3	Indemnification Provisions in Organizational Documents

Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors or Reorganized Debtors to directors, officers or employees of the Debtors who served or were employed by a Debtor on or after the Petition Date, to the extent provided in the applicable articles or certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of such Debtor, will be deemed to be, and treated as though assumed pursuant to, the Plan (except to the extent that such obligations have been terminated by agreement). All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors to directors, officers or employees of the Debtors who served or were employed by a Debtor prior to the Petition Date, but not on or after the Petition Date, to the extent provided in the applicable articles or certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of such Debtor, will not be deemed to be, and will not be treated as though assumed  pursuant to the Plan.  All such indemnification obligations shall be treated as Claims under this Plan and shall be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.   All such indemnification obligations are subject to the Plan, including Section 10 of the Plan.

6.4	Directors and Officers of the Reorganized Debtors

The identity and affiliations of each individual proposed to serve as a director or officer of Reorganized GGS and GGS Holdings after the Effective Date, as well as the nature of any compensation of such individual who is an insider of a Debtor, will be disclosed in the Plan Supplement no later than the Confirmation Hearing.

The New Board of Managers of GGS Holdings and the New Board of Directors of Reorganized GGS shall each have five members, consisting of (a) the Chief Executive Officer of GGS, Mr. Richard White, (b) two members designated by Third Avenue Focused Credit Fund, and (c) two members (“Independent Managers” for GGS Holdings and “Independent Directors” for Reorganized GGS) designated by the Investors in consultation with the Committee.  The Investors shall consult with Mr. White and the Committee regarding the selection of the two Independent Managers and Independent Directors.

The officers of Reorganized GGS and GGS Holdings, subject to entry into New Management Agreements, will be as follows:   Mr. Richard White, Chief Executive Officer; Mr. Sean Gore, Chief Financial Officer; Mr. Tom Fleure, Senior Vice President of Geophysical Technology; Mr. Ross Peebles, Senior Vice President of North America and E&P Services; and Mr. James Brasher, Senior Vice President and General Counsel.

6.5	Powers of Officers

The officers of the Debtors or the Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan, subject to the consent of the Requisite Investors and consultation with the Committee.

7.	COMPENSATION AND BENEFITS PROGRAMS

7.1	New Compensation and Benefits Programs

On the Effective Date, Reorganized GGS (or GGS Holdings) shall enter into the New Management Agreements.

On the Effective Date, the applicable Reorganized Debtor will assume each of its employment agreements, as applicable, with Active Employees provided such employment agreement has not been or is not (a) rejected or terminated prior to the Effective Date; (b) listed in the Plan Supplement to be rejected or terminated as of the Effective Date; or (c) as of the Effective Date, the subject of a pending motion to reject or terminate.

GGS Holdings shall adopt (i) the New Emergence MIP on the Effective Date and (ii) the New Long Term MIP on or as soon as reasonably practicable after the Effective Date, under which, from time to time, equity or equity-based awards may be awarded to eligible members of management and employees of GGS Holdings and Reorganized GGS.

New Emergence MIP.  The New Emergence MIP will be filed in the Plan Supplement, be in form and substance satisfactory to the Requisite Investors and the Debtors, in consultation with the Committee, and which will be consistent with the following terms:

•
New MIP Common Units:  A pool of New Common Units, representing approximately 5.2% of the total New Common Units as of the Effective Date, issued for the benefit of New Emergence MIP on the Effective Date;

•
Participants:  Mr. Richard White, Chief Executive Officer; Mr. Sean Gore, Chief Financial Officer; Mr. Tom Fleure, Senior Vice President of Geophysical Technology; Mr. Ross Peebles, Senior Vice President of North America and E&P Services; and Mr. James Brasher, Senior Vice President and General Counsel and potentially other members of management, as determined by the Board of Managers or a duly authorized committee thereof with the consent of the Requisite Investors.

•
Vesting of Awards:   25% on the Effective Date and the remaining 75% in three equal annual installments of 25% on each of the first three anniversaries of the Effective Date provided that such participant is employed by GGS Holdings and/or Reorganized GGS on such vesting date(s).

•	Form of Awards:

o	70% in the form of restricted units/deferred units

o
15% at-the-money nonqualified common unit options, with an exercise price no less than the per share “fair market value” as determined in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended and applicable published guidance thereunder (“Code Section 409A”)

o
15% premium nonqualified common unit options (with an exercise price calculated based on 125% of Restructuring Enterprise Value, but in no event having an exercise price less than the per share “fair market value” as determined under Code Section 409A)

•	Allocation among Participants: 85% of the awards under the New Emergence MIP shall be allocated to the above-named participants.

•
Other Terms:  Additional terms, including anti-dilution, liquidity mechanism and tag-along rights to be acceptable to the Debtors and the Requisite Investors in consultation with the Committee and memorialized in the plan documents filed with the Plan Supplement (the form and substance of which shall be consented to by the Requisite Investors in consultation with the Committee).

New Long Term MIP.  On or as soon as practicable after the Effective Date, the Board of Managers of GGS Holdings or a duly authorized committee thereof will adopt the New Long Term MIP under which, from time to time, equity or equity-based awards may be awarded to eligible members of management of GGS Holdings and Reorganized GGS with respect to an amount of New Common Units to be determined by the Board of Managers of GGS Holdings or a duly authorized committee thereof.  The Board of Managers of GGS Holdings or a duly authorized committee thereof will determine the terms and conditions of the New Long Term MIP and awards thereunder in its sole discretion.

7.2	Compensation and Benefits Programs

On the Effective Date, with respect to the KEIP, the Company’s annual bonus plan, and all other Compensation and Benefits Programs, each Reorganized Debtor, as applicable, shall assume and continue to honor in accordance with their terms and applicable laws (including, as applicable, ERISA and the Internal Revenue Code) and perform the KEIP, the Company’s annual bonus plan and all other all Compensation and Benefits Programs, subject to any rights to terminate or modify such plans; provided, however, that (i) the Reorganized Debtors will reject, not assume and will not honor the Company’s Amended and Restated 2006 Incentive compensation Plan or any awards thereunder, and on the Effective Date, any awards of, or rights in respect of, restricted stock units, incentive stock options and performance units, or any Claims in respect of same, whether vested or not, will be treated as Equity Interests in Class 7 under the Plan, cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and (ii) notwithstanding anything herein to the contrary, the implementation of the annual cash incentive plan (also referred to as the 2014 Bonus Plan or Yearly Bonus Plan, which is in the approximate amount of $4.5 million - $5.7 million), shall be determined (with regard to amount and whether performance criteria have been reached) and paid in the sole discretion of the Board of GGS Holdings, regardless of whether the Debtors emerge from Chapter 11 prior to December 31, 2014 or after.

The Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any contract, agreement, policy, program or plan that has expired or been terminated on or before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such contract, agreement, policy program or plan, and any assumed Compensation and Benefits Programs shall be subject to modification in accordance with their terms.  Nothing herein shall limit, diminish or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans, including the Reorganized Debtors’ rights to modify unvested benefits pursuant to their terms, nor shall confirmation of the Plan and/or consummation of any restructuring transactions constitute a change in control or change in ownership under any such contracts, agreements, policies, programs and plans.

7.3	Workers’ Compensation Program

On the Effective Date, except as set forth in the Plan or Disclosure Statement, the applicable Reorganized Debtor shall assume and continue to honor the Debtors’ obligations under (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (b) the Debtors’ written policies, programs, and plans for workers’ compensation and workers’ compensation insurance; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such policies, programs and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors or the Reorganized Debtors in addition to what is provided for under applicable state law.

8.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1	Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, all Executory Contracts and Unexpired Leases will be rejected by the Plan on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, other than (a) Executory Contracts or Unexpired Leases previously assumed or rejected pursuant to an order of the Bankruptcy Court, (b) Executory Contracts or Unexpired Leases that are the subject of a motion to assume that is pending on the Effective Date and (c) the Specified Contracts that GGS elects to assume pursuant to the Plan, which may be amended at any time prior to the Confirmation Hearing.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejection of such Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code.

Except as may be provided by further order of the Bankruptcy Court, which Order may be the Confirmation Order, (a) no provision in the Plan or the Confirmation Order shall impair, affect, or discharge the rights or obligations of any party (other than SEI-GPI in the event the SEI-GPI Agreement is rejected) under any geophysical data use license (along with any related data orders or supplemental agreements) under which any of the Debtors is a licensor, and (b) all such licenses (along with any related data orders or supplemental agreements) are assumed by the Debtors pursuant to the Plan, if and to the extent such licenses are executory contracts.

8.2	Claims Against the Debtors Upon Rejection

No Executory Contract or Unexpired Lease rejected by the Debtors on or prior to the Effective Date shall create any obligation or liability of the Debtors or the Reorganized Debtors that is not a Claim.  Any Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court within 30 days after the Effective Date, unless rejected at a later date as a result of a disputed assumption, assignment or cure amount as set forth in Article 8.5 herein.  Any Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease that is not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors or any of their property.  Any Allowed Claim arising from the rejection of an Executory Contract or Unexpired Lease shall be classified as a Class 5 Trade Claim, and shall be treated in accordance with Article 4.4.

8.3	Cure and Assumption of Specified Contracts

Any counterparty to a Specified Contract that fails to object timely to the proposed assumption of such Specified Contract or the related cure amount will be deemed to have consented to the assumption and cure on the terms provided in the notice, and entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of assumption and amount required to cure a default (if any) under such Specified Contract and/or a determination of the cure amount, as applicable, pursuant to sections 365 and 1123 of the Bankruptcy Code.  Any payment required to cure a default under a Specified Contract shall be paid in Cash promptly after the Effective Date or, if there is a dispute regarding the assumption or cure of such Specified Contract, the entry of a Final Order or orders resolving such dispute.

8.4	Effect of Assumption

Assumption of any agreement, Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, and the deemed waiver of any termination right or remedial provision arising under any such agreement, Executory Contract or Unexpired Lease at any time prior to the effective date of its assumption, or as a result of such assumption, the transactions contemplated by the Plan or any changes in control or ownership of any Debtors during the Chapter 11 Cases or as a result of the implementation of the Plan.   For the avoidance of doubt, any clause or provision of any agreement between the Debtor and any other party (including any holder of a Claim or Interest under the Plan) that purports to modify the rights of such other party based on the Plan, events relating to the Chapter 11 Cases, or any of the transactions contemplated by the Plan shall be ineffective, including without limitation that certain Service Mark Agreement, dated January 10, 2006, by and between GGS and Richard Degner.   Notwithstanding the foregoing, with respect to Executory Contracts with customers of the Debtors that are assumed pursuant to the Plan, the Reorganized Debtors shall remain obligated to honor any obligations set forth in such contracts to provide rebates or discounts, to the extent such rebates or discounts accrued but are not yet due under the terms of such contracts, in the ordinary course of business.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged without further notice to, or action, order or approval of, the Bankruptcy Court, except in the event that the applicable Debtor and the counterparty to an Executory Contract or Unexpired Lease have separately agreed to a waiver or reduction of obligations that would otherwise constitute cure obligations, subject to the counterparties’ explicit retention of their rights to assert any such amounts as Unsecured Claims and the Committee’s and/or Creditor Representative’s right to object to such asserted Unsecured Claims.

Each Executory Contract and Unexpired Lease assumed pursuant to this Article 8 or any order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall vest in, and be fully enforceable by, the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court.

8.5	Assumption or Rejection of Disputed Contracts

Except as otherwise provided by order of the Bankruptcy Court, if there is a dispute as of the Effective Date regarding any of the terms or conditions for the assumption, assignment or cure of an Executory Contract or Unexpired Lease (whether or not a Specified Contract) proposed by the Debtors (with the consent of the Requisite Investors) to be assumed by the Reorganized Debtors or assumed and assigned to any other Person, the Reorganized Debtors shall have until 30 days after entry of a Final Order resolving such dispute to determine whether to (a) proceed with assumption (or assumption and assignment, as applicable) in a manner consistent with such Final Order or (b) reject the Executory Contract or Unexpired Lease.  If the Reorganized Debtors elect to reject the applicable Executory Contract or Unexpired Lease, the Reorganized Debtors shall send written notice of rejection to the applicable counterparty within such 30-day period and the counterparty may file a Proof of Claim arising out of rejection within 30 days after receipt of notice of rejection, the Allowed amount of which shall be treated as a Class 5 Trade Claim.

8.6	Modification, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or rejected shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or are rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to Prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the Prepetition nature of such Executory Contract or Unexpired Leases or the validity, priority or amount of any Claims that may arise in connection therewith.

8.7	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease as a Specified Contract, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease, or that any Reorganized Debtor has any liability thereunder.

8.8	Contracts and Leases Entered Into After the Petition Date

Each Reorganized Debtor will perform its obligations under each contract and lease entered into by such Reorganized Debtor after the Petition Date, including any Executory Contract and Unexpired Lease assumed by such Reorganized Debtor, in each case, in accordance with and subject to the then applicable terms.  Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order and all of the Debtors’ or Reorganized Debtors’ rights, claims, defenses and privileges under such contracts and leases are expressly reserved.

8.9	Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any advancement, indemnity or other obligations of the insurers under any of the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior to the Effective Date.

8.10	Indemnification and Reimbursement Obligations

On and from the Effective Date, except as prohibited by applicable law and subject to the limitations set forth herein, the Reorganized Debtors shall assume all (i) contractual indemnification obligations set forth in the Plan Supplement and the Backstop Conversion Commitment Agreement and (ii) for Indemnified Parties, indemnification and advancement obligations currently in place in the Debtors’ bylaws, certificates of incorporation (or other formation documents), board resolutions, and in Compensation and Benefits Programs or other agreements, provided that, with respect to those individuals who were insured Persons under the D&O Liability Insurance Policies (including directors or officers of any of the Debtors at any time) prior to the Effective Date, but who, as of the Effective Date, no longer serve in the capacity pursuant to which such Persons became insured Persons under the D&O Liability Insurance Policies, the Debtors’ obligation to make advancements to and indemnify such Persons shall be limited to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies).

9.	PROVISIONS GOVERNING DISTRIBUTIONS

9.1	Initial Distributions

On the Initial Distribution Date, the Distribution Agent shall make Distributions under and subject to the terms of the Plan on account of each Claim that is Allowed on or prior to the Effective Date.

9.2	Subsequent Distributions

9.2.1
Subsequent Distribution Dates.  Reorganized GGS or the Creditor Representative, as applicable, shall have the discretion to identify periodic dates after the Initial Distribution Date to be Subsequent Distribution Dates for purposes of making additional Distributions under the Plan, should such additional distribution dates become warranted or beneficial to Reorganized GGS or the Creditor Representative, as applicable.  Each Subsequent Distribution Date shall be a Business Day and the period between any Subsequent Distribution Date and the prior Distribution Date shall not exceed 180 days.

9.2.2
Distributions on Disputed Claims.  The Distribution Agent shall make Distributions with respect to a Claim that becomes an Allowed Claim after the Effective Date on the first Subsequent Distribution Date after such Claim is Allowed.  Unless Reorganized GGS or the Creditor Representative, as applicable, otherwise agrees, no partial Distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by Final Order of the Bankruptcy Court.

9.3	Record Date and Delivery of Distributions

9.3.1
Record Date for Distributions.  On the Distributions Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distributions Record Date.  If a Claim, other than one based on a publicly traded security, is transferred 20 or fewer days before the Distributions Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical, and in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

9.3.2
Delivery of Distributions in General. Except as otherwise provided herein, the Distribution Agent shall make all Distributions required under the Plan to Holders of Allowed Claims, except that distributions to Holders of Allowed Claims governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.  Except as otherwise provided herein, and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distributions Record Date by the Distribution Agent or a Servicer as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is filed or if the Debtors, the Reorganized Debtors, the Creditor Representative or the Distribution Agent have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of change of address delivered to the Notice and Claims Agent; or (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Notice and Claims Agent has not received a written notice of a change of address.  The Debtors, the Reorganized Debtors, the Distribution Agent, the Creditor Representative, and the Notice and Claims Agent shall not incur any liability whatsoever on account of the delivery of any Distributions under the Plan.

9.3.3
Foreign Currency Exchange Rate.  Except as otherwise provided herein, an order of the Bankruptcy Court, or as agreed to by the Holder and the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollars at the then-applicable exchange rate.

9.4	Distribution Agents

The Debtors and the Reorganized Debtors or the Creditor Representative, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the Distributions required hereunder.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all of their reasonable and documented fees and expenses without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise; provided, that the fees of any Distribution Agents selected by the Creditor Representative shall be paid by the Reorganized Debtors as provided for in the Creditor Representative Budget.  The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors or, if applicable, the Creditor Representative, for all fees and expenses for which the Distribution Agents seek reimbursement and the Debtors (with the consent of the Requisite Investors) or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion (or in the case of the Distribution Agents selected by the Creditor Representative in the discretion of the Creditor Representative but subject to the Creditor Representative Budget), deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, deem to be unreasonable.  In the event that the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses.  In the event that the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party to such dispute shall be authorized to move to have such dispute heard by the Bankruptcy Court.

9.5	Delivery of Distributions to DIP Loan Claims

For purposes of Distributions of Cash hereunder, the DIP Loan Agent shall be deemed to be the Holder of all DIP Loan Claims, and all Distributions of Cash on account of the DIP Loan Claims shall be made to the DIP Loan Agent.  As soon as practicable following compliance with the other requirements set forth in this Article 9, the DIP Loan Agent shall arrange to deliver or direct the delivery of such Distributions to the applicable holders of Allowed DIP Loan Claims.

9.6	Fractional and De Minimis Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors, the Creditor Representative and the Distribution Agent shall not be required to make Distributions or payments of less than $50.00, or such other amount as the Reorganized Debtors and the Requisite Investors or the Creditor Representative, as applicable, reasonably agree, which amount shall be set forth in the Plan Supplement (whether Cash or otherwise) and shall not be required to make partial Distributions or Distributions of fractional New Common Units.  Whenever any payment or Distribution of a fractional New Common Units under the Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding of such fraction to the nearest number of New Common Units (up or down), with half shares of New Common Units or less being rounded down.

In addition, the Distribution Agent may, but shall not have any obligation to, make a Distribution on account of an Allowed Claim on a Subsequent Distribution Date if the aggregate amount of all Distributions authorized to be made on such date has an economic value less than $250,000, unless such Subsequent Distribution Date would be the final Distribution Date.

9.7	Undeliverable Distributions

In the event that any Distribution to any Holder is returned as undeliverable, or no address for such Holder is found in the Debtors’ records, no further Distribution to such Holder shall be made unless and until the Reorganized Debtors or the Creditor Representative, as applicable, or the Distribution Agent is notified in writing of the then-current address of such Holder, at which time such Distribution shall be made to such Holder on the first Distribution Date that is not less than 30 days thereafter.

Undeliverable Distributions shall remain in the possession of the Reorganized Debtors or the Creditor Representative, as applicable, and the Distribution Agent until such time as such Distribution becomes deliverable or such Distribution reverts to the Reorganized Debtors or the Creditor Representative for further Distribution to the Holders of Allowed Trade Claims or is cancelled pursuant to Article 9.9 herein, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

9.8	Reversion

Any Distribution under the Plan that is an Unclaimed Distribution for a period of six months thereafter shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and such Unclaimed Distribution shall revest in the Reorganized Debtors or in the case of Unclaimed Distributions to Holders of Trade Claims, the Creditor Representative for the benefit of the Holders of Allowed Trade Claims, and, to the extent such Unclaimed Distribution is New Common Units, such Unclaimed Distribution shall be deemed cancelled.  Upon such revesting or cancellation, the Claim of any Holder or its successors and assigns with respect to such property shall be cancelled, discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.  The provisions of the Plan regarding undeliverable Distributions and Unclaimed Distributions shall apply with equal force to Distributions that are issued by the Debtors, the Reorganized Debtors, the Creditor Representative or the Distribution Agent made pursuant to any indenture or Certificate, notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

Nothing contained herein shall require the Reorganized Debtors or the Creditor Representative to attempt to locate any Holder of an Allowed Claim whose Distribution is declared an undeliverable or Unclaimed Distribution.

9.9	Surrender of Cancelled Instruments or Securities

Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is administered by a Servicer).  Such Certificate shall be cancelled solely as to the Debtors and the Indentures shall remain in effect and govern the rights and obligations of the Indenture Trustee and the beneficial holders of notes issued under such indentures.  Subject to the foregoing sentence, regardless of any actual surrender of a Certificate, the deemed surrender shall have the same effect as if its Holder had actually surrendered such Certificate (including the discharge of such Holder’s Claim or Equity Interest pursuant to the Plan), and such Holder shall be deemed to have relinquished all rights, Claims and Equity Interests with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article shall not apply to any Claims Reinstated pursuant to the terms of the Plan.

9.10	Compliance with Tax Requirements and Allocations to Principal and Interest

In connection with the Plan, to the extent applicable, the Reorganized Debtors, the Creditor Representative and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any tax law, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Creditor Representative and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding in kind (including withholding New Common Units), liquidating a portion of the Distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms they believe are reasonable and appropriate.  For purposes of the Plan, any withheld amount (or property) shall be treated as if paid to the applicable claimant.  The Reorganized Debtors and the Creditor Representative, as applicable, reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.  Distributions in full or partial satisfaction of Allowed Claims shall be allocated first to trust fund-type taxes, then to other taxes and then to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that has accrued on such Claims.  Notwithstanding anything in this section to the contrary, nothing in the Plan shall alter the treatment of tax withholding and reporting requirements contemplated by the Backstop Conversion Commitment Agreement with respect to the transactions contemplated thereby.

9.11	Setoffs

Except as otherwise provided herein, a Final Order of the Bankruptcy Court, or as agreed to by the Holder and the Debtors (with the consent of the Requisite Investors) or the Reorganized Debtors or the Creditor Representative, as applicable, each Reorganized Debtor or the Creditor Representative, as applicable, pursuant to the Bankruptcy Code (including section 553 thereof), applicable non-bankruptcy law, or such terms as may be agreed to by the Holder and the Debtors (with the consent of the Requisite Investors) or the Reorganized Debtors or the Creditor Representative, as applicable, may, without any further notice to, or action, order or approval of the Bankruptcy Court, set off against any Allowed Claim and the Distributions to be made on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor or the Creditor Representative, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor or the Creditor Representative of any such Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or the Creditor Representative may possess against such Holder.  In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has filed a Proof of Claim in the Chapter 11 Cases by the applicable Claims Bar Date preserving such setoff and a Final Order of the Bankruptcy Court has been entered, authorizing and approving such setoff.

9.12	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order post-petition interest shall not accrue or be paid on any Claim, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on, or after the Petition Date, on any such Claim.  For the avoidance of doubt, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date an initial or final Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

9.13	No Payment Over the Full Amount

In no event shall a Holder of a Claim receive more than the full payment of such Claim in Cash.  To the extent any Holder has received payment in full in Cash with respect to a Claim, such excess Claim shall be disallowed and expunged without an objection to such Claim having been filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

9.14	Claims Paid or Payable by Third Parties

9.14.1
Claims Paid by Third Parties.  If the Debtors or the Creditor Representative become aware of the payment by a third party which causes the Holder of an Allowed Claim to receive more than payment in full in Cash, the Debtors or the Reorganized Debtors or the Creditor Representative, as applicable, shall send a notice of wrongful payment to the applicable Holder requesting return of any excess payments and advising the recipient of the provisions of the Plan requiring turnover of excess funds.  The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period until the amount is repaid.

9.14.2
Claims Payable by Third Parties.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim shall be disallowed and expunged without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

10.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

10.1	Objections to Claims

Any objections to Claims (other than Administrative Claims) shall be filed on or before the Claims Objection Bar Date.

After the delivery by the Committee of the Committee Support Letter and prior to the Effective Date, the Committee shall obtain the consent of the Debtors prior to compromising, settling, allowing, or objecting to any Trade Claims.  On or after the Effective Date, and subject to Articles 5.4 and 5.14 hereof, the Creditor Representative shall assume sole responsibility for objecting to, settling and otherwise managing the reconciliation of Trade Claims, and the Creditor Representative may, in its sole discretion, object to, settle, allow or otherwise resolve Trade Claims.  The Committee and the Creditor Representative shall be provided all information reasonably requested by it in connection with fulfilling its responsibilities with respect to Trade Claims.  For the avoidance of doubt, on or after the Effective Date, all procedures set forth herein with regard to the reconciliation of Claims shall apply to the Creditor Representative with regard to the reconciliation of Trade Claims.

10.2	Estimation of Claims

Before or after the Effective Date, the Debtors (with the consent of the Investors) or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not yet been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including, but not limited to, for purposes of Distributions).

Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court or under the Plan. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation of such Claim unless the Holder of such Claim has filed a motion with the Bankruptcy Court requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

10.3	Expungement and Disallowance of Claims

10.3.1
Paid, Satisfied, Amended, Duplicate or Superseded Claims.  Any Claim that has been paid, satisfied, amended, duplicated (by virtue of the substantive consolidation provided for under this Plan, or otherwise) or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors (or the Creditor Representative as to Trade Claims) on or after 14 calendar days after the date on which notice of such adjustment or expungement has been filed with the Bankruptcy Court, without an objection to such Claim having to be filed, and without any further action, order or approval of the Bankruptcy Court.

10.3.2
Claims by Persons From Which Property Is Recoverable.  Unless otherwise agreed to by the Reorganized Debtors (or in the case of Trade Claims, the Creditor Representative) or ordered by the Bankruptcy Court, any Claims held by any Person or Entity from which property is recoverable under sections 542, 543, 550 or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and any Holder of such Claim may not receive any Distributions on account of such Claim until such time as such Cause of Action against that Person or Entity has been resolved.

10.3.3
Indemnification Claims.  All Claims filed on account of an indemnification obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court.

10.3.4
Untimely Claims.  Any Claim that was required to be filed by the Claims Bar Date, but was not timely filed, shall not be Allowed, shall be deemed disallowed, and shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, the Reorganized Debtors, the Creditor Representative or their respective property, and such Claim shall be deemed discharged as of the Effective Date, unless otherwise ordered by a Final Order of the Bankruptcy Court.

10.4	Amendments to Proofs of Claim

On or after the Effective Date, a Proof of Claim may not be amended (other than solely to update or correct the name or address of the Holder of such Claim) without the prior authorization of the Bankruptcy Court or the Reorganized Debtors or the Creditor Representative, as applicable, and any such amended Proof of Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

10.5	No Distributions Pending Allowance

If an objection to a Claim or a portion thereof is filed as set forth in Article 10 herein or the Claim otherwise remains a Disputed Claim, except as otherwise provided in a Final Order of the Bankruptcy Court, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof, as applicable, unless and until such Disputed Claim becomes an Allowed Claim.

10.6	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the applicable provisions of the Plan.

10.7	Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date the Reorganized Debtors (and, with respect to Trade Claims, the Creditor Representative) shall have the sole authority to (a) file, withdraw or litigate to judgment objections to Claims, (b) settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court, and (c) administer and adjust, or cause to be administered and adjusted, the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court; provided that nothing in this Article 10.7 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claim Objection Bar Date unless otherwise ordered by the Bankruptcy Court.  Notwithstanding anything to the contrary herein and for the avoidance of doubt, the Creditor Representative shall have sole authority after the Effective Date to undertake the actions described in (a) – (c) above with respect to Trade Claims, but solely to the extent that such actions do not conflict with Articles 5.4 and 5.14 hereof.

10.8	Claims Reserve

On the Effective Date, $3 million (less the amount Distributed to holders of Trade Claims as of the Effective Date) shall be placed in the Escrow Account.  The Creditor Representative will administer such funds in accordance with this Plan and the Creditor Representative Agreement.

The Escrow Account is intended to be treated as a “disputed ownership fund” within the meaning of Treasury regulation section 1.468B-9(b)(1) and hence as a taxable entity for U.S. federal income tax purposes.  The Creditor Representative will be the “administrator” of the Escrow Account pursuant to Treasury regulation section 1.468B-9(b)(2).  The Creditor Representative shall (i) timely file such income tax returns and other tax returns and statements required to be filed by the Escrow Account; (ii) timely pay all taxes required to be paid by the Escrow Account, or imposed on the Escrow Account, using assets of the Escrow Account; (iii) satisfy all requirements necessary to qualify and maintain the qualification of the Escrow Account as a disputed ownership fund within the meaning of the Treasury regulations; (iv) take no action that could cause the Escrow Account to fail to qualify as a disputed ownership fund within the meaning of Treasury regulations; (v) take no action that could cause the Escrow Account to be treated as a grantor trust for tax purposes; and (vi) comply with all tax reporting and withholding requirements.

11.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

11.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article 11 hereof.

(a)	Confirmation Order. The Confirmation Order shall have been entered in a form and substance reasonably satisfactory to Debtors, the Requisite Investors, and the Committee.

(b)
No Stay of Confirmation.   There shall not be in force any order, decree or ruling of any court or governmental body having jurisdiction, restraining, enjoining or staying the consummation of, or rendering illegal the transactions contemplated by, this Plan.

(c)
Backstop Commitment.  The Backstop Conversion Commitment Agreement shall be in full force and effect, the conditions contained in Article VIII therein either satisfied or waived in accordance with the terms therewith, and the transactions contemplated thereunder shall have been consummated and there shall not be a stay or injunction in effect with respect thereto.

(d)
Plan Term Sheet.  Each of the following conditions referred to as the “Certain Closing and Other Conditions to the Restructuring” that are set forth in the Plan Term Sheet shall have occurred or been waived by the Requisite Investors and, where applicable, the Committee:

(i)
The definitive documentation relating to the restructuring (including, for the avoidance of doubt, the terms and conditions of any Exit Credit Facility) shall be agreed to by the Debtors, the Ad Hoc Group and the Committee solely as required by the Plan.

(ii)
Subject to the Professional Fee Caps, all of the Ad Hoc Group’s professional fees and out-of-pocket expenses incurred in connection with the restructuring or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Debtors’ chapter 11 cases, shall have been paid by the Debtors as a condition to the Effective Date.

(iii)
The Debtors shall have provided the Ad Hoc Group (and its advisors) with full and complete access to the Debtors and their management, including without limitation, access to all  non-privileged pertinent information, memoranda, and documents reasonably requested by the advisors to the Ad Hoc Group in connection with (1) any investigation conducted by the SEC or other governmental or regulatory agency or (2) any matter relating to the restatement of the Debtors’ pre-petition financial statements (and the Debtors shall use reasonable efforts to work with the Ad Hoc Group’s counsel to provide information subject to any common interest agreements or privilege between them).

(iv)
The restructuring transactions shall be structured in the most tax efficient manner as determined by the Ad Hoc Group in consultation with the Committee, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Ad Hoc Group in consultation with the Committee.

(v)	All requisite governmental authorities and third parties shall have approved or consented to the restructuring, to the extent required, and all applicable appeal periods shall have expired.

(vi)
The Debtors shall have publicly filed a document “cleansing” all of the members of the Ad Hoc Group of any and all material non-public information shared with the members of the Ad Hoc Group prior to the filing of the Plan at the time of filing of the Disclosure Statement, and such document shall be in form and substance satisfactory to the Ad Hoc Group and its advisors.  The Debtors shall also have publicly filed a document “cleansing” all of the members of the Ad Hoc Group of any and all material non-public information shared with the members of the Ad Hoc Group prior to the Effective Date, and such document shall be in form and substance satisfactory to the Ad Hoc Group and their advisors.

(vii)
(A) The Requisite Investors shall be reasonably satisfied that following the consummation of the transactions contemplated by the Plan and the Backstop Conversion Commitment Agreement, (x) New Common Units and (y) the New Warrants, will each not be “held of record” within the meaning of Rule 12g5-1 under the Exchange Act by 300 or more Persons (whether such New Common Units or New Warrants are acquired pursuant to this Agreement, the Rights Offering, the Plan, the Management Incentive Plan or otherwise); (B) a Form 25 for each class of the Company’s securities that were registered under section 12(b) of the Exchange Act has become effective;  (C) no classes of the Company’s or GGS Holdings’ securities are registered or deemed registered under section 12 of the Exchange Act; (D) the SEC has declared effective all post-effective amendments required to be filed by Section 7.4(b) of the Backstop Agreement; (E) there are no effective Securities Act registration statements on file with the SEC for any of the Company’s securities; (F) the Company has filed all SEC Reports prior to the Effective Date and such reports shall comply with the Compliance Criteria; (G) the Company has submitted a written or oral request to the SEC for no-action relief from the requirement to file the Company’s Form 10-K for the fiscal year ending December 31, 2014 in form and substance satisfactory to the Company and the Investors and the Committee; provided that the consent of the Committee shall only be required where such request (a) is inconsistent with the terms set forth in the Plan Term Sheet and (b) materially and adversely impacts or affects the rights or recoveries of the holders of Trade Claims or Financial Claims. (Capitalized term used in this (vii) not defined in the Plan shall have the meaning ascribed to them in the Backstop Conversion Commitment Agreement.)

(viii)
The Debtors shall not assume, or settle chapter 5 causes of action related to, the SEI-GPI Agreement without the consent of the Requisite Investors and the Committee.  For the avoidance of doubt, and as set forth above, the Debtors shall not assume the SEI-GPI Agreement without the consent of the Requisite Investors and the Committee.

(ix)
The Debtors shall not be in default of the DIP Credit Agreement or the DIP Order (or, to the extent that the Debtors have been in default or are in default at the time of consummation of the Restructuring, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Credit Agreement) at any time during the Chapter 11 Cases.

(x)
The total amount of any administrative expenses paid by the Debtors on the Effective Date (or prior thereto) shall not exceed the sum of (i) fees and expenses incurred by legal and financial advisors and (ii) the administrative expenses set forth on a schedule to the Backstop Agreement; provided that such expenses described in clause (ii) may vary by up to $250,000 in the aggregate, solely as necessary to make any KERP payments in accordance with the order approved by the Bankruptcy Court on June 5, 2014; and provided further that such expenses may be increased with the consent of the Investors upon consultation with the Committee.

(xi)
The Debtors shall not pay, have paid or make any agreement to pay any professional firms’ fees in excess of the Professional Fee Caps in the Fee Capped Months; provided, however, that the Debtors’ professionals and the Committee’s professionals may exceed such fee caps if and to the extent they or their respective clients make a good faith determination that the incurrence of such additional fees is consistent with the applicable professional responsibilities of such professional or the  fiduciary duties of their clients; provided, further, that in such event, the Debtors, the Committee or their respective professionals, as the case may be, make such determination, they shall provide the Debtors, Investors and the Committee notice of such event as soon as reasonably practicable. The Investors shall not be required to close and consummate the Plan transaction if there is an amount incurred in excess of the Professional Fee Caps.   If the Investors choose to close and consummate the transaction, none of the Debtors, the Committee, nor the Investors (whether acting in their capacity as Investors, DIP Lenders, or as holders of Senior Notes) shall object to the professional fees (a) incurred during the Fee Capped Months, or (b) that are the subject of the engagement letters of Rothschild, Lazard, or Opportune (as modified by any notice filed with the Bankruptcy Court pursuant to the terms of the Plan and the Backstop Conversion Commitment Agreement).

(xii)	The timing of the Effective Date of the Plan shall be as unanimously agreed upon by the Debtors, the Requisite Investors and the Committee.

(xiii)
The Debtors shall not exit chapter 11 without $5 million in cash in their U.S. bank, after taking into account the effects of the Restructuring, including the DIP Conversion and the Exit Term Credit Agreement, but excluding the Exit Revolver Credit Agreement, without the consent of the Requisite Investors in consultation with the Committee.

(xiv)
From and after September 23, 2014, the Debtors shall not have commenced an insolvency (or similar) proceeding in any foreign jurisdiction and the recognition proceeding in Colombia shall not have been converted to a plenary insolvency proceeding or liquidation.

(xv)	Since September 23, 2014, there shall not have been a “Material Adverse Change.”

(xvi)
For purposes of this section, “Material Adverse Change” means any event after September 23, 2014 which individually, or together with all other events, has had or could reasonably be expected to have a material and adverse change on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of GGS Holdings, the Company and its subsidiaries, taken as a whole, or (b) the ability of GGS Holdings, the Company and its subsidiaries to perform their obligations under, or to consummate, the transactions contemplated by the Backstop Conversion Commitment Agreement or the Plan; provided, that the following shall not constitute a Material Adverse Change and shall not be taken into account in determining whether or not there has been, or could reasonably be expected to be, a Material Adverse Change:  (i) any change after September 23, 2014 in any law or GAAP, or any interpretation thereof; (ii) any change after September 23, 2014 in currency, exchange or interest rates or the financial or securities markets generally; (iii) any change to the extent resulting from the announcement or pendency of the transactions contemplated by the Backstop Conversion Commitment Agreement; and (iv) any change resulting from actions of GGS Holdings, the Company or its subsidiaries expressly required to be taken pursuant to the Backstop Conversion Commitment Agreement; except in the cases of (i) and (ii) to the extent such change or event is disproportionately adverse with respect to the GGS Holdings, the Company and its subsidiaries when compared to other companies in the industry in which the Company and its subsidiaries operate.  Notwithstanding anything herein to the contrary, (i) any event after September 23, 2014 which individually, or together with all other events, has directly or indirectly resulted in, or could reasonably be expected to result in, a reduction in any fiscal year of more than $8 million in cash EBITDA collectively for the Company and its subsidiaries, taken as a whole, shall be a Material Adverse Change and (ii) any event after September 23, 2014 which individually, or together with all other events, has not directly or indirectly resulted in, or could not reasonably be expected to result in, a reduction in any fiscal year of more than $8 million in cash EBITDA collectively for the Company and its subsidiaries, taken as a whole, shall not be a Material Adverse Change.

(e)
Reorganized GGS Organizational Documents.  The Reorganized GGS Organizational Documents and the Warrant Agreement, shall have been adopted and, if required to be filed, shall have been duly filed with the applicable Secretary of State and GGS Holdings shall have entered into the Warrant Agreement.

(f)
Exit Credit Facilities.  The Exit Credit Facility Documents shall have been duly executed and delivered by the Reorganized Debtors parties thereto, and all conditions precedent to the consummation of the Exit Credit Facilities shall have been waived or satisfied in accordance with the terms thereof.

(g)	Necessary Documents. All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered, as applicable.

(h)
Necessary Authorizations.  All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan as of the Effective Date shall have been received, waived or otherwise resolved.

(i)
Creditor Representative.  The Ad Hoc Group and the Committee shall have agreed to a Creditor Representative, the form of the Creditor Representative Agreement, and a budget for payment of the costs and expenses of the Creditor Representative, including its counsel and advisors.

11.2	Waiver of Conditions

The Debtors may waive conditions to the occurrence of the Effective Date set forth in this Article 11 at any time (x) in consultation with the Committee, and (y) with the consent of the Requisite Investors; provided, however, that notwithstanding anything to the contrary herein, the conditions precedent set forth in Section 11.1(a), (b), (d)(i), (d)(viii), (d)(xii) and (i) hereof may only be waived with the consent of the Committee and the Requisite Investors.

11.3	Simultaneous Transactions

Except as otherwise expressly set forth in the Plan, the Confirmation Order or a written agreement by the Debtors or Reorganized Debtors (including the Backstop Conversion Commitment Agreement and the Internal Reorganization contemplated thereby), each action to be taken on the Effective Date shall be deemed to occur simultaneously as part of a single transaction.

11.4	Effect of Non-Occurrence of the Effective Date

If the Plan is confirmed, but the Effective Date does not occur within 120 days after the Confirmation Date, or such later date as the Debtors, with the consent of the Requisite Investors, agree, in consultation with the Committee, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors, prejudice in any manner the rights of the Debtors or any other Person, or constitute an admission, acknowledgment, offer or undertaking by the Debtors or any Person.

12.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

12.1	Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim, or any Distribution to be made on account of such Allowed Claim.

Without limiting the foregoing, as discussed in the Disclosure Statement, the provisions of the Plan shall, upon consummation, constitute a good faith compromise and settlement, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtors, the Investors, the DIP Lenders, the Committee, and the Ad Hoc Group of disputes arising from or related to the total enterprise value of the Debtors’ estates and the Reorganized Debtors for allocation purposes under the Plan, the DIP Loan Claims, and the treatment and distribution to holders of Allowed Trade Claims and Financial Claims.  In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Investors, the DIP Lenders, the Committee, and the Ad Hoc Group, reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan.

The entry of the Confirmation Order shall constitute the Court’s approval of each of the compromises and settlements embodied in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

12.2	Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, however the Debtors reserve the right to reclassify any Allowed Claim or Equity Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim.

12.3	Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code and effective as of the Effective Date, and except as otherwise specifically provided in the Plan:  (a) the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors, the Reorganized Debtors or any of their assets, properties or Estates, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date; (b) the Plan shall bind all holders of Claims and Equity Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt, right or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the holder of such a Claim or Equity Interest has accepted the Plan or is entitled to receive a distribution hereunder; and (d) all Entities shall be precluded from ever asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any Claims and Equity Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.   The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

12.4	Release of Liens

Except (a) with respect to the Liens securing the Exit Credit Facility to the extent set forth in the Exit Credit Facility Documents, or (b) as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date (and, with respect to the DIP Loan Claims, subject to the payment to the DIP Loan Claims pursuant to the Plan), all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

12.5	Release by the Debtors

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan and the compromises contained herein, on and after the Effective Date, the Released Parties are hereby released and discharged by the Debtors, the Reorganized Debtors and the Estates, including any successor to the Debtors or any Estate representative from all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown,  foreseen or unforeseen, liquidated or unliquidated, contingent  or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their non-Debtor subsidiaries, the Estates, the conduct of the businesses of the Debtors and their non-Debtor subsidiaries, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation,  formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement, Exit Credit Facility Documents, the Rights Offerings, the Backstop Conversion Commitment Agreement or, in each case, related agreements, instruments or other documents,  any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary,  controlling  person, affiliate or responsible party, or any transaction entered into or affecting, a non-Debtor subsidiary, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud or a criminal act.

12.6	Voluntary Release by Holders of Claims

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan, and the compromises contained herein, on and after the Effective Date, to the fullest extent permitted by applicable  law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including:   any derivative claims asserted  or assertable on behalf of a Debtor, whether  known or unknown,  foreseen or unforeseen, liquidated or unliquidated, contingent  or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or the Estates would have been legally entitled to assert in their own right (whether individually  or collectively) or on behalf of the Holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their non-Debtor subsidiaries, the Estates, the conduct of the businesses of the Debtors and their non-Debtor subsidiaries, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation,  formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement,  the Rights Offerings, the Exit Credit Facility Documents, the Backstop Conversion Commitment Agreement or, in each case, related agreements, instruments or other documents,  any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, affiliate or responsible party, or any transaction entered into or affecting, a non-Debtor subsidiary, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, fraud or a criminal act.

Each Person providing releases under the Plan, including the Debtors, the Reorganized Debtors, the Estates and the Releasing Parties, shall be deemed to have granted the releases set forth in those sections notwithstanding that such Person may hereafter discover facts in addition  to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute  or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

Notwithstanding the first and second paragraphs of this Section 12.6, nothing in this Section 12.6 will release any non-Debtor from any Claim or cause of action of the SEC or enjoin, limit, impair or delay the SEC from commencing or continuing any SEC Claims, causes of action, proceedings, or investigations against any non-Debtor in any forum.

12.7	Exculpation

Notwithstanding anything herein to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Entity for any Bankruptcy-Related Action; provided that nothing in the foregoing “Exculpation” shall exculpate any Entity from any liability resulting from any act or omission that is determined by Final Order to have constituted fraud, willful misconduct, gross negligence, or criminal conduct; provided that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement.

Notwithstanding anything herein to the contrary, as of the Effective Date, pursuant to section 1125(e) of the Bankruptcy Code, the Solicitation Parties and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents upon appropriate findings of the Bankruptcy Court will be deemed to have solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan of a Reorganized Debtor, and shall not be liable to any Entity on account of such solicitation or participation.

In addition to the protections afforded in this Section 12.7 to the Exculpated Parties and Solicitation Parties, and not in any way reducing or limiting the application of such protections, the Bankruptcy Court retains exclusive jurisdiction over any and all Causes of Action asserted against any Solicitation Party for any Bankruptcy-Related Action that are not otherwise exculpated or enjoined by this Plan.

12.8	Injunction

 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR FOR OBLIGATIONS ISSUED PURSUANT HERETO, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS THAT HAVE BEEN RELEASED OR DISCHARGED PURSUANT TO THIS PLAN OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE 12.7 ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR PROCEEDING, OF ANY KIND, ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH RELEASED PARTIES OR THE PROPERTY OR ESTATES OF SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATIONS DUE FROM THE DEBTORS OR THE REORGANIZED DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS ON ACCOUNT OF ANY SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS RELEASED, SETTLED, EXCULPATED OR DISCHARGED PURSUANT TO THE PLAN OR CONFIRMATION ORDER.

12.9	Limitations on Exculpations and Releases

Notwithstanding anything contained  herein to the contrary, the releases and exculpation contained herein do not release any obligations of any party arising under this Plan or any document,  instrument or agreement (including those set forth in the Backstop Conversion Commitment Agreement, the Exit Credit Facility Documents and the Plan Supplement) executed to implement the Plan.

12.10	Preservation of Insurance

The Debtors’ discharge, exculpation and release, and the exculpation and release in favor of Released Parties, as provided herein shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person.

13.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

13.1	Modification of Plan

Subject to the limitations contained in the Plan: (a) the Debtors reserve the right, in consultation with the Committee and with the consent of the Requisite Investors, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; provided, that the Committee shall not be obligated to support the Plan in the event that an amendment or modification that has a material and adverse effect on the rights or recoveries of holders of Trade Claims or Financial Claims is not acceptable to the Committee or the Committee otherwise revokes its support consistent with the Committee Support Letter and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, in consultation with the Committee, if then in existence, and with the consent of the Requisite Investors, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

13.2	Effect of Confirmation on Modification

Entry of a Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

13.3	Revocation of Plan

The Debtors reserve the right, with the consent of the Investors and subject to the terms of the Backstop Conversion Commitment Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if the Confirmation Order is not entered or the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (c) nothing contained in the Plan shall:  (i) constitute a waiver or release of any claims by or Claims against, or any Equity Interests in, any Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors or any other Entity.

14.	RETENTION OF JURISDICTION

14.1	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain its existing exclusive jurisdiction over all matters arising in or out of, or related to, the Chapter 11 Cases or the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)
Allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any General Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(b)
Decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)
Resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including any disputes regarding cure obligations in accordance with Article 8.3; and (ii) any dispute regarding whether a contract or lease is, or was, executory or expired;

(d)	Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the Plan;

(e)
Adjudicate, decide or resolve any motions, adversary proceedings,  contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)	Adjudicate, decide or resolve any and all matters related to Causes of Action pending before the Bankruptcy Court on the Effective Date;

(g)	Adjudicate, decide or resolve any Cause of Action whether or not such Cause of Action was pending as of the Effective Date;

(h)	Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)
Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, Plan Supplement or the Disclosure Statement;

(j)	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(k)	Adjudicate, decide or resolve any and all disputes as to the ownership of any Claim or Equity Interest;

(l)
Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(m)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

(n)
Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the existence, nature and scope of the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(o)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(p)
Determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

(q)	Enter an order or final decree concluding or closing the Chapter 11 Cases;

(r)	Adjudicate any and all disputes arising from, or relating to, Distributions under the Plan;

(s)	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(t)
Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Exit Credit Facility Documents and any intercreditor agreement, which disputes shall be adjudicated in accordance with the terms of such agreements);

(u)	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)
Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retirement benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(w)	Enforce all orders previously entered by the Bankruptcy Court;

(x)	Adjudicate, decide, or resolve any disputes relating to the Rights Offerings (and the conduct thereof) and the issuances of Rights Offerings Shares;

(y)	Adjudicate, decide, or resolve any disputes relating to the Backstop Conversion Commitment Agreement; and

(z)	Hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article 14 to the contrary, the Exit Credit Facility Documents shall be governed by the jurisdictional provisions therein.

15.	MISCELLANEOUS PROVISIONS

15.1	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims and Equity Interests (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

15.2	Additional Documents

On or before the Effective Date, the Debtors, with the consent of the Investors and upon consultation with the Committee, may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that the consent of the Committee shall be required with respect to any such agreements or other documents, or portion of such agreements or other documents, that materially and adversely impact or affect the rights or recoveries of the holders of Trade Claims or Financial Claims.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

15.3	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order.  Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) any Debtor with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

15.4	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

15.5	Term of Injunction or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

15.6	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

15.7	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.

15.8	Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Requisite Investors and, solely with respect to deletions or modifications that will have a material and adverse impact on the rights or recoveries of the holders of Trade Claims or Financial Claims, the Committee; and (c) nonseverable and mutually dependent.

15.9	Dissolution of Committees

After the Effective Date, the Committee shall be restricted to and shall not be heard on any issue except:  (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, including entry of a Final Order with respect to final fee applications filed by the Committee’s professionals, (b) motions or litigation seeking enforcement of the provisions of the Plan and the transactions contemplated hereunder or under the Confirmation Order and (c) pending appeals and related proceedings; provided that with respect to pending appeals and related proceedings, the Committee shall continue to comply with sections 327, 328, 329, 330, 331 and 1103 of the Bankruptcy Code and the Professional Fee Order in seeking compensation for services rendered.  Upon the resolution of all matters set forth in (a)-(c) in the prior sentence, the Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.  If at any time prior to entry of the Confirmation Order the Committee withdraws its support for the Plan, all provisions of this Plan which provide the Committee with consent and/or consultation rights, or any rights with regard to Avoidance Actions or Claims objections, shall be deemed null and void.

15.10	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

15.11	Conflicts

Except as set forth in the Plan, to the extent that any provisions of the Disclosure Statement, the Plan Supplement, or any order of the Bankruptcy Court (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

15.12	Further Assurances

The Debtors, Reorganized Debtors, all Holders of Claims and Equity Interests, and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

15.13	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

15.14	Waiver or Estoppel

Each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.

15.15	Post-Effective Date Service

After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed renewed requests for service.

15.16	Notices

All notices, requests, pleadings and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	If to the Debtors, to: Global Geophysical Services, Inc.

13927 S. Gessner Rd.
Missouri City, TX 77489
Attn:  James E. Brasher

with copies to Baker Botts L.L.P.:

2001 Ross Avenue
Dallas, Texas 75201-2980
Attn: C. Luckey McDowell

(b)	If to DIP Loan Agent, to: Wilmington Trust National Association

50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attn:  Jeffery T. Rose

(c)	If to the Requisite Investors and Ad Hoc Group, to: Akin Gump Strauss Hauer & Feld LLP:

1 Bryant Park
New York, NY 10036
Attn: Arik Preis

-and-

1700 Pacific Avenue, Suite 4100
Dallas, TX 75201-4624
Attn: Chuck Gibbs

(d)	If to the Unsecured Creditors’ Committee, to: Greenberg Traurig, LLP:

1000 Louisiana Street
Suite 1700
Houston, Texas  77002
Attn:  Shari L. Heyen

- and -

Metlife Building
200 Park Avenue
New York, New York  10166
Attn:  Nancy A. Mitchell

- and -

2200 Ross Avenue
Suite 5200
Dallas, Texas  75201
Attn:  Clifton R. Jessup, Jr.

(a)	If to the Creditor Representative, to the address listed in the Plan Supplement.

(b)	If to any other Investor, to:

In accordance with the notice provisions contained in the Backstop Conversion Commitment Agreement.

(c)	If to the U.S. Trustee, to:

United States Trustee
606 N. Carancahua, Suite 1107
Corpus Christi, Texas 78401
Attn: Barbara C. Jue

Houston, Texas
Dated: October 31, 2014

GLOBAL GEOPHYSICAL SERVICES, INC.,
on behalf of itself and all other Debtors

By:  /s/ Richard White
Name: Richard White
Title:   Chief Executive Officer